Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

Exhibit 10.12

DEDICATED MANUFACTURING AND COMMERCIAL SUPPLY AGREEMENT

This DEDICATED MANUFACTURING AND COMMERCIAL SUPPLY AGREEMENT (this “Agreement”), effective as of this 30th day of June, 2020 (the “Effective Date”), between, Freeline Therapeutics Limited, having its principal place of business at Stevenage Bioscience Catalyst, Gunnels Wood Road, Stevenage, Herts, SG1 2FX, UK (“Customer”), and Brammer Bio MA, LLC, a Delaware limited liability company with offices at 250 Binney Street, Cambridge, MA 02142 (“Brammer”). Customer and Brammer are referred to herein each as a “Party” and collectively as the “Parties.”

WHEREAS, Brammer provides a full range of viral vector process and analytical development, clinical and commercial manufacturing and supply services to cell and gene therapy companies;

WHEREAS, the Parties have entered into that Development and Manufacturing Services Agreement, dated as of October 6, 2017, between Customer and Brammer (as amended from time to time, the “DMSA”), pursuant to which Brammer performs certain services (as defined therein) with respect to certain products for Customer, which products may be subject to the manufacture and supply by Brammer on behalf of Customer under this Agreement;

WHEREAS, Customer now desires that Brammer manufacture and supply the Product (as defined below) for clinical trial and commercialization purposes pursuant to this Agreement;

WHEREAS, Customer desires Brammer to reserve the Dedicated Capacity (as defined below) in one or more GMP Suite(s) (as defined below) in connection with such manufacture and supply, and Brammer wishes to provide such Dedicated Capacity; and

WHEREAS, in connection with such manufacture and supply, Customer and Brammer are entering into the Product Addendum (as defined below) for the Product, which shall describe the Services (as defined below) of manufacturing and supply activities that Brammer shall conduct for each such Product.

NOW, THEREFORE, in consideration of the above statements, the mutual covenants contained herein, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties hereto agree as follows:

1. Definitions. Terms defined elsewhere in this Agreement will have the meanings set forth therein for all purposes of this Agreement unless otherwise specified to the contrary. The following terms will have the meaning set forth below in this Section 1:

1.1 “Acknowledgement” has the meaning set forth in Section 3.1.

1.2 “Action” means any charges, complaints, hearings, claim, demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international governmental authority or any arbitration or mediation tribunal.

1.3 “Additional Product” has the meaning set forth in Section 2.1(ii).

1.4 “Administrative Fee” has the meaning set forth in Section 4.4.

1.5 “Advanced Payment” has the meaning set forth in Appendix C.

1.6 “Affiliate(s)” means, with respect to any Person, any other Person which directly or indirectly: (a) controls such first Person; (b) is controlled by such first Person; or (c) is under common control with such first Person, whether now or in the future. As used in this definition, the terms “control” and “controlled” mean ownership of fifty percent (50%) or more (including ownership by trusts with substantially the same beneficial interests) of the voting and equity rights of a Person or the power to direct the management of such Person, including by way of contract.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

1.7 “Agreement” has the meaning set forth in the preamble.

1.8 “Applicable Laws” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinances, rules, regulations, laws, guidelines, guidances, requirements and court orders of any kind whatsoever of any governmental entity that is binding upon or applicable to such Person, as amended from time to time, including (a) cGMP (if applicable) of the FDA, (b) the EMA, (c) the European Commission, (d) the ICH guidelines and regulations, and (e) other regulatory jurisdictions as may be mutually agreed to in writing by both Parties.

1.9 “Approval Date” has the meaning set forth in Section 2.1(ii).

1.10 “Approved Vendor(s)” has the meaning set forth in Section 9.1.

1.11 “Artwork Change” has the meaning set forth in Section 2.10(a)(ii).

1.12 “Batch” means [**]

1.13 “Batch Documentation” has the meaning set forth in Section 5.1.

1.14 “Batch Pricing” has the meaning set forth in Section 4.1.

1.15 “Batch Record” (also referred to as “Manufacturing Batch Record (MBR)” or “Batch Production Record (BPR)”) means, with respect to a Batch of Drug Substance or Drug Product, a manufacturing record for such Batch generated by Brammer concurrently with the production of such Batch such that successive steps in such processes are documented, and includes without limitation all documentation necessary to maintain compliance, batch records, specifications, compliance and quality assurance documentation, Certificates of Analysis, certificates of compliance, manufacturing batch records, deviation reports (including operator error or equipment failure), packaging records, documentation or records of environmental monitoring, and other materials generated by Brammer during or in connection with such Batch, whether recorded in writing or electronically.

1.16 “Binding Forecast” has the meaning set forth in Section 3.2.

1.17 “Brammer” has the meaning set forth in the first paragraph of the preamble section of this Agreement.

1.18 “Brammer Failure” [**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

1.19 “Brammer IPR” has the meaning set forth in Section 11.4.

1.20 “Brammer Marks” means the Marks set forth in Appendix F, as such appendix may be amended from time to time by the mutual written agreement of the Parties.

1.21 “Brammer Materials” means any and all materials to be consumed in the Manufacture and/or testing of the Product or incorporated into the Product or packaging of the Product, including Process Consumables, packaging materials, and components needed for the Manufacturing of the Product, in each case, other than the Customer Provided Materials.

1.22 “Brammer Parties” has the meaning set forth in Section 15.1.

1.23 “Brammer Technology” [**]

1.24 “Business Day” means a day other than a Saturday, Sunday or a bank or other public holiday in New York, New York or London, United Kingdom.

1.25 “Calendar Quarter” means a period of three (3) consecutive months during a Calendar Year beginning on and including January 1st, April 1st, July 1st or October 1st.

1.26 “Calendar Year” means a period of twelve (12) consecutive months beginning on and including January 1st.

1.27 “Capacity Access Fee” has the meaning set forth in Appendix C.

1.28 “Certificate of Analysis” means, with respect to a Batch of Drug Substance or Drug Product, a written certificate listing the items tested, Manufacturer, specifications, testing methods and test results for such Batch.

1.29 “Certificate of Compliance” means a document signed by an authorized representative of Brammer, certifying that a particular Lot of Drug Substance or Drug Product was Manufactured in accordance with cGMP (if applicable), all other Applicable Laws and the Specifications.

1.30 “cGMP” or “GMP” means the then-current good manufacturing practices, including the regulations promulgated by the FDA under the United States Food, Drug and Cosmetic Act, 21 C.F.R. Part 210 et seq., as amended from time to time, applicable guidance documents issued by the FDA, European Commission Directive 2003/94/EC and EMA guidance documents, applicable documents developed by the ICH to the extent that they are applicable to the Drug Substance or Drug Product and the Parties hereunder, and other Regulatory Authorities applicable to the manufacture and testing of pharmaceutical materials under Applicable Laws.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

1.31 “Change Order” means a written document setting forth Services to be provided by Brammer in addition to those set forth in the Product Addendum and Brammer’s compensation therefor as mutually agreed upon by the Parties in writing prior to the provision of said Services. A sample Change Order is attached hereto as Appendix D.

1.32 “Clinical Failure” means any decision by the Customer, in its sole discretion, (a) [**]

1.33 “Commercially Reasonable Efforts” means, with respect to the activities of Brammer in the performance of the Services, performing such activities using efforts consistent with similarly situated contract development and manufacturing organizations in the biopharmaceutical industry, resources typically used by such contract development and manufacturing organizations in the United States in the performance of such activities to achieve a desired result, including human and technical resources, and the expenditure of funds which are necessary to complete such activities and achieve such result. For clarity, acts of negligence or willful misconduct or failure to comply with the terms herein or perform due to financial offers from third parties will not be deemed to be commercially reasonable.

1.34 “Confidential Information” means all know-how (and all tangible and intangible embodiments thereof) and all other secret, confidential or proprietary information, data or materials, whether in written, oral, graphic, video, computer or other form, which is disclosed or made available by a Party or an Affiliate of such Party to the other Party or an Affiliate of such other Party pursuant to this Agreement (including Confidential Information disclosed pursuant to the DMSA) or which is observed by a Party or an Affiliate of such Party at the other Party’s facilities (including in connection with any audit or regulatory process conducted pursuant to this Agreement) or which arises as a result of this Agreement, and which: (a) if disclosed in written, graphic, electronic or other tangible form, is labeled as confidential or proprietary, (b) if disclosed orally or visually, is identified as confidential or proprietary at the time of disclosure and is confirmed to be confidential or proprietary by the disclosing Party in writing to the Receiving Party within [**] of such disclosure, or (c) by its nature, should reasonably be considered to be confidential or proprietary. Confidential Information of Customer includes business, technical and financial data, know-how and trade secrets concerning the Customer Provided Materials, the Drug Substance, the Drug Product, Customer Technology, and New Customer Technology. Confidential Information of Brammer includes proprietary technical data, and know-how concerning Brammer’s production and purification methods, Brammer’s equipment parameters and techniques, Brammer’s facilities and their design and operation, and Brammer Technology and New Brammer Technology, as well as business, financial and technical data of Brammer.

1.35 “Control” means, with respect to any Technology or Intellectual Property Right, that a Party: (a) owns such Technology or Intellectual Property Right; or (b) has a license or right to use to such Technology or Intellectual Property Right, in each case of (a) and (b) with the legal right to grant to the other Party access, a right to use, or a license, or a sublicense (as applicable) to such Technology or Intellectual Property Right without violating the terms of any agreement or other arrangement with any Third Party or creating a payment obligation upon such Party, or knowingly misappropriating the proprietary or trade secret information of a Third Party.

1.36 “Customer” has the meaning set forth in the first paragraph of the preamble section of this Agreement.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

1.37 “Customer Approval” has the meaning set forth in Section 5.1.

1.38 “Customer-Funded Equipment” means equipment, if any, which is funded and owned by the Customer, which may be used by Brammer solely in connection with the provision of the Services, and which will be installed, validated and maintained by Brammer during the Term and will be specified in the Product Addendum.

1.39 “Customer-Owned Retains” has the meaning set forth in Section 2.12.

1.40 “Customer Parties” has the meaning set forth in Section 15.2.

1.41 “Customer Process” means the process set forth on Exhibit 1 to the Product Addendum attached hereto, as may be amended from time to time by Customer upon Brammer’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

1.42 “Customer Provided Materials” means the materials identified in the Product Addendum to be provided by Customer to Brammer hereunder, for use in the Manufacture of the Product under the Product Addendum.

1.43 “Customer Representative” has the meaning set forth in Section 3.6.

1.44 “Customer Technology” [**]

1.45 “Dedicated Capacity” means the cGMP Manufacturing capacity exclusively dedicated to Customer for Brammer’s delivery of Services under this Agreement and, as provided in Section 2.1(ii), Services (as defined in Section 1.38 of the DMSA) under the DMSA, in each case, through the GMP Suite and general processing areas, during the Term corresponding to the periods for which Customer pays the applicable Capacity Access Fee pursuant to Section 4.3 and as more specifically described in Appendix C, for Brammer’s Manufacture of Product.

1.46 “Defect” [**]

1.47 “Deliverable” means any work product to be provided by Brammer pursuant to this Agreement, a Work Statement or the Product Addendum, but excluding the Product Manufactured by Brammer hereunder.

1.48 “Delivery Date” has the meaning set forth in Section 3.1.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

1.49 “Delivery Site” has the meaning set forth in Section 5.2.

1.50 “Development Services” has the meaning set forth in Section 2.1(i).

1.51 “Disclosing Party” has the meaning set forth in Section 10.1.

1.52 “Disposition” means a documented decision on the acceptability for use of a specific Lot that is based on a process of reviewing data associated with the production and testing of the Product.

1.53 “DMSA” has the meaning set forth in the recitals.

1.54 “Drug Product” means the Product Manufactured by Brammer on behalf of Customer into its final container closure, whether or not labeled.

1.55 “Drug Substance” means the non-sterile active pharmaceutical ingredient Manufactured by Brammer on behalf of Customer and identified in the Product Addendum.

1.56 “Executives” has the meaning set forth in Section 3.7(c).

1.57 “Effective Date” has the meaning set forth in the first paragraph of the preamble section of this Agreement.

1.58 “EMA” means the European Medicines Agency, and any successor agency entity thereof having or performing substantially the same function.

1.59 “Facilities” or “Facility” means Brammer’s manufacturing facilities located at [**] unless otherwise specifically agreed in writing by the Parties.

1.60 “FDA” means the United States Food and Drug Administration or any successor entity thereof having or performing substantially the same function.

1.61 “Forecast” has the meaning set forth in Section 3.2.

1.62 “Force Majeure Event” has the meaning set forth in Section 19.

1.63 “FTE” has the meaning set forth in Section 11.5.

1.64 “GMP Suite” has the meaning set forth in Section 2.3.

1.65 “ICH” means the International Conference on Harmonization.

1.66 “Initial Term” has the meaning set forth in Section 18.1.

1.67 “Indemnifying Party” has the meaning set forth in Section 15.3.

1.68 “Intellectual Property Rights” means any and all of the following: (a) Patents, (b) copyrights in both published and unpublished works, (c) trade secrets and know-how, whether or not patentable or copyrightable, (d) trademarks, service marks, trade names, trade dress and other indicators of source (“Marks”), (e) any and all other intellectual property rights, and (f) any and all registrations and applications for registration of, and all goodwill associated with, any of the foregoing.

1.69 “JSC” has the meaning set forth in Section 3.7.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

1.70 “Latent Defect” [**]

1.71 “Launch” means the first commercial sale of the Product that has received Regulatory Approval together with all pricing and reimbursement approvals from the applicable Regulatory Authority, excluding, however, any sale or other distribution for compassionate use, named patient use or for use in a clinical trial, for test marketing or similar use in a country.

1.72 “License” has the meaning set forth in Section 11.4.

1.73 “Losses” has the meaning set forth in Section 15.1.

1.74 “Lot” means a Batch or a portion of a Batch, or multiple Batches of Product released under a single alpha-numeric identifier.

1.75 “Manufacture,” “Manufactured,” and “Manufacturing” means the steps, processes and activities used by Brammer to produce the Product, including, for example, the manufacturing, processing, packaging, labeling, testing, stability testing, Process Performance Qualification, and the release, shipping, storage or supply of the Product as provided in the Product Addendum, Batch Record, Master Batch Record and Quality Agreement.

1.76 “Manufacturer” means Brammer Bio MA, LLC.

1.77 “Marks” has the meaning set forth in Section 1.68.

1.78 “Master Batch Record” means the document containing the Specifications and instructions for the Manufacture and quality assurance of the Product, as such may be amended in writing by the mutual agreement of the Parties in accordance with the terms hereof.

1.79 “Maximum Drug Product Purchase Commitment” has the meaning set forth in Section 3.3.

1.80 “Maximum Purchase Commitment” has the meaning set forth in Section 3.3.

1.81 “Material Specification” means a document detailing the list of tests, formulations, references to any analytical methods and appropriate acceptance criteria that are numerical limits, ranges or other criteria for tests described, that establishes a set of criteria to which any Product Material should conform to be considered acceptable as per Brammer’s quality requirements. For the avoidance of doubt, the Parties shall establish Material Specifications for all Product Materials relating to the Product.

1.82 “Minimum Purchase Commitment” has the meaning set forth in Section 3.3.

1.83 “MHRA” means the Medicines and Healthcare products Regulatory Agency of the United Kingdom.

1.84 “New Brammer Technology” [**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

1.85 “New Customer Technology” [**]

1.86 “New Technology” has the meaning set forth in Section 11.3.

1.87 “Non-Binding Forecast” has the meaning set forth in Section 3.4.

1.88 “Packaging Information” means the artwork, logo, marks, labels, patient information leaflets and other information attached to or otherwise included in the Product, in each case, as provided or approved by Customer.

1.89 “PAI” has the meaning set forth in Section 6.5.

1.90 “Party” or “Parties” has the meaning set forth in the first paragraph of the preamble section of this Agreement.

1.91 “Pass-Through Costs” has the meaning set forth in Section 4.4.

1.92 “Patents” means patents and patent applications issued or pending therefrom anywhere in the world, together with any and all divisions, renewals, continuations and continuations-in-part thereof, and all patents granted thereon, and all reissues, re-examination certificates, certificates of invention and applications for certificates of invention, revalidations, substitutions, supplementary protection certificates, additions, utility models, and term restorations, extensions and foreign counterparts thereof.

1.93 “Permitted Recipients” has the meaning set forth in Section 10.3.

1.94 “Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust or joint venture, or a governmental entity or political subdivision thereof.

1.95 “PPI” has the meaning set forth in Section 4.2.

1.96 “Price” means, with respect to the Product, the price to be charged by Brammer for a Batch of Product Manufactured and supplied hereunder as delivered to Customer in accordance with Section 4.1 as set forth on Appendix C, as amended from time to time.

1.97 “Process” means the processes and procedures used to Manufacture the Product in accordance with the Master Batch Record, including all protocols and standard operating procedure documents referenced therein, which are provided by Customer to Brammer (including the Customer Process) or developed by Brammer pursuant to the DMSA.

1.98 “Process Consumables” means media, raw materials, chromatography columns, resins, filters, membranes, disposable analytical test kits, hoses, filter housings, tubing, filling needles, disposable bags, disposable glass/plastic ware, cleaning supplies and other changeover parts used during the Manufacture of the Product. The Parties may list other Process Consumables to be added to the scope of this Agreement in an amendment to the Product Addendum.

1.99 “Process Performance Qualification” or “PPQ” means the collection and evaluation of data, from the Process design stage through repeated production at final scale, which establishes scientific evidence that a manufacturing process is capable of consistently and reproducibly delivering the Product meeting Specifications, as described in the FDA’s Guidance for Industry, Process Validation: General Principles and Practices, January 2011 (Rev. 1), as amended or updated from time to time.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

1.100 “Product” means the Drug Substance or Drug Product, as applicable, as defined in the Product Addendum.

1.101 “Product Addendum” means the executed product addendum set forth in Appendix A as it may be updated from time to time by the mutual written agreement of the Parties, and any other product addendum executed by the Parties which may be issued under this Agreement from time to time.

1.102 “Product Materials” means the Customer Provided Materials and Brammer Materials.

1.103 “Program Manager” has the meaning set forth in Section 3.6.

1.104 “Purchase Order” means a written or electronic order form submitted by Customer in accordance with the terms of this Agreement to Brammer authorizing the Manufacture and supply of the Product.

1.105 “Quality Agreement” has the meaning set forth in Section 6.1.

1.106 “Quote” has the meaning set forth in Section 4.5.

1.107 “Recall” has the meaning set forth in Section 6.6.

1.108 “Receiving Party” has the meaning set forth in Section 10.1.

1.109 “Regulatory Approval” means in a particular country or regulatory jurisdiction, all approvals and authorizations, including any renewals and amendments thereof, of the applicable Regulatory Authority necessary for the manufacture, packaging, marketing, storage, import, export, transport, distribution, sale and use of a pharmaceutical or biologic product in such country or jurisdiction.

1.110 “Regulatory Authority” means any national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity with authority over the Manufacture, production, use or storage or transport, of the Product, including the FDA, the EMA, the MHRA and the European Commission.

1.111 “Renewal Term” has the meaning set forth in Section 18.1.

1.112 “Reprocess” means introducing the Product back into, and repeating appropriate manipulation steps that are part of, the established Process.

1.113 “Required Changes” has the meaning set forth in Section 6.3.

1.114 “Reserved Products” means the products [**] set forth in Appendix H, which may be amended from time to time by Customer upon written notice to Brammer.

1.115 “Result(s)” means all in-process analytical results, materials, data obtained, and reports developed and/or generated by Brammer in performing the Services related to the Product or Process. Any results, materials or data obtained, developed or generated outside of the conduct of the Services or that are not related to the Product or Process will not constitute Results. For the avoidance of doubt, documents that may be generated or used in the course of performing Services, but that are general to Brammer’s business and not specifically related to the Product or Process, such as Facility and equipment SOPs, will not constitute Results.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

1.116 “Retained Copies” has the meaning set forth in Section 18.4(f)(iii).

1.117 “Retention Period” has the meaning set forth in Section 2.11.

1.118 “Serious Adverse Event” means an adverse drug experience or circumstance that results in any of the following outcomes: (a) death, (b) life-threatening condition, (c) inpatient hospitalization or a significant prolongation of existing hospitalization, (d) persistent or significant disability or incapacity or substantial disruption of the ability to conduct normal life functions, (e) congenital anomaly/birth defect or (f) significant intervention required to prevent permanent impairment or damage.

1.119 “Services” means any and all Manufacture and supply of Product, and other services and activities to be performed by Brammer, any Brammer Affiliate, any of their respective employees, agents or consultants, or Approved Vendors hereunder, as more specifically set forth herein or in a Product Addendum or a Work Order.

1.120 “SOP” means the written standard operating procedures and methods of Brammer, as the same may be amended, in Brammer’s sole discretion, from time to time.

1.121 “Special Waste” means waste or effluent, which is required pursuant to Applicable Laws to be collected in a special container for external disposal.

1.122 “Specifications” means the list of tests, references to any analytical methods and appropriate acceptance criteria that are numerical limits, ranges or other criteria for tests described, that establishes a set of criteria to which the Product should conform to be considered acceptable for its intended use (i) as approved by (or, prior to such approval, as submitted for approval to) a Regulatory Authority (or any subsequent amendment thereof) or (ii) if no such approval by, or submission to, a Regulatory Authority has yet occurred, as agreed to by the Parties in writing and set forth in Brammer’s applicable quality system.

1.123 “Standards of Quality” means with respect to each Brammer Mark, the standards prescribed from time to time by Brammer, including standards relative to the quality, size, position, marking and appearance of the Brammer Mark, and the manner, disposition and use of the Brammer Mark and accompanying designations, on any document or other media, including any material used in the marketing or promotion of the Product.

1.124 “Storage Guidelines” means Brammer’s procedures that describe the methods of preserving, monitoring and storing all Product Materials, under conditions as mutually agreed to in writing with Customer.

1.125 “Substituted Product” has the meaning set forth in Section 2.6.

1.126 “Substituted Product Addendum” has the meaning set forth in Section 2.6.

1.127 “Technology” means all scientific, technical and other information, data, know-how, trade secrets, inventions (whether or not patentable), processes, compositions of matter, materials, methods, techniques, documentation, hardware, software and technology, whether or not protected or protectable under Patent, trademark, copyright or similar law.

1.128 [**] has the meaning set forth in [**]

1.129 “Term” has the meaning set forth in Section 18.1.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

1.130 “Third Party” means any Person other than Customer, Brammer and their respective Affiliates.

1.131 “U.S.” means the United States of America and its territories and possessions.

1.132 “Vendor” means any Third Party (a) that supplies any Product Materials, Process Consumables or other products or Services to Brammer or its Affiliates or (b) to which Brammer has subcontracted the performance of any of its obligations under this Agreement.

1.133 “Work Statement” has the meaning set forth in Section 1.88 of the DMSA and is hereby incorporated by reference in its entirety.

2. Overview of Agreement.

2.1 Brammer Manufacturing and Supply Activities; Interpretation.

(i) Provision of Services Pursuant to DMSA. During the Term, Customer may request that Brammer provide certain services related to the Product that are outside the scope of Brammer’s Manufacture and supply obligations under this Agreement, such as the conduct of Process Performance Qualification or services related to Process development in connection with the Product and the like (“Development Services”). Subject to this Section 2.1, the Parties agree that all Development Services will be set forth in a written Work Statement (as defined in Section 1.88 of the DMSA) to the DMSA, shall be considered Services (as defined in Section 1.38 of the DMSA) under the DMSA, shall be governed by all provisions of the DMSA, and shall not be governed by the terms of this Agreement. For clarity, other than the performance of Manufacturing activities to supply the Product ordered by Customer hereunder following a successful Process Performance Qualification campaign, all other activities or services of Brammer shall be considered “Development Services” for purposes of this Agreement and this Section 2.1(i).

(ii) Manufacture of Product under the DMSA. Notwithstanding anything to the contrary set forth in this Agreement or the DMSA (A) Brammer shall, at Customer’s election, [**], any Batches of such Substituted Product or such Additional Product Manufactured pursuant to the [**], be Manufactured in the Dedicated Capacity and such Batches shall count towards the [**] Minimum Purchase Commitment, Maximum Purchase Commitment and Maximum Drug Product Purchase Commitment. All Batches of Product Manufactured by Brammer pursuant to the DMSA, which Customer requires Brammer to Manufacture in the Dedicated Capacity pursuant to Section 2.1(ii)(A), shall be subject to the forecasting requirements set forth in Section 3.

(iii) Agreement to Supply. During the Term, Brammer shall Manufacture and supply Product to Customer for clinical trial and commercial supply purposes in accordance with the provisions of this Agreement (including the Specification and Product Addendum), GMP, the Quality Agreement and Applicable Law.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

(iv) Product Addendum; Interpretation. The Product Addendum shall be deemed to be incorporated into this Agreement. Any amendment to the terms of this Agreement shall be effective for the Product Addendum, unless such amendment or Product Addendum specifies otherwise. In the event of a conflict between the terms of this Agreement and the terms set forth in the Product Addendum (include any exhibit thereto), the terms of this Agreement shall control, except to the extent that the Product Addendum expressly and specifically states an intent to supersede this Agreement on a specific matter. Notwithstanding anything herein or in the DMSA to the contrary, unless expressly agreed to by the Parties in writing or as expressly set forth herein, in the event of a conflict between the terms of this Agreement and the DMSA, the terms of this Agreement shall govern with respect to post-Process Performance Qualification Services related to commercial supply of Product and subject to Section 2.6, the terms of the DMSA shall govern development and Process Performance Qualification Services under Work Statements conducted in the Dedicated Capacity.

2.2 Use of Facilities. Brammer shall perform all Manufacturing and supply and storage activities hereunder at the Facilities. Brammer shall not implement any changes to the Facilities reasonably likely to have any material or adverse effect on the conduct of the Manufacturing and supply activities set forth in this Agreement without Customer’s prior written consent, which consent will not be unreasonably withheld, delayed or conditioned.

2.3 GMP Suite. Brammer shall maintain, within the Facilities, a GMP Manufacturing suite that is reserved to support the Dedicated Capacity in a state ready and available for Manufacture of Product in accordance with the Product Addendum, which suite is fully equipped, maintained and validated, and which includes a sufficient number of qualified and trained staff dedicated to such Manufacturing suite to conduct such activities (a “GMP Suite”), as provided in Appendix C. [**]

2.4 Regulatory Approvals. Brammer shall ensure that the Facilities will meet all statutory and regulatory requirements applicable to the Manufacture of Product. Brammer shall be responsible for properly maintaining the GMP Suite reserved for Dedicated Capacity within the Facilities, and for ensuring that all validated processes are carried out in accordance with the terms of such processes, all in accordance with Applicable Laws. Brammer shall obtain and maintain during the Term of this Agreement, at its own expense, any and all Facility-related Regulatory Approvals and any other permits necessary for the Manufacturing and supply activities conducted by Brammer under this Agreement, excluding Product-specific Regulatory Approvals. Subject to Sections 6.5 and 7.1, Customer shall be responsible for the costs of such Product-specific Regulatory Approvals as Pass-Through Costs contemplated by Section 4.4.

2.5 Scheduled Shutdowns. Brammer will provide Customer written notice of the dates and duration of any scheduled shutdowns or other events that will render the GMP Suite unavailable at least [**] prior to such scheduled shutdowns or unavailability (it being understood that no such shutdowns or other events will limit or otherwise modify Brammer’s obligation to provide the Dedicated Capacity and supply of Product to Customer in accordance with the terms of this Agreement).

2.6 Flexible Use of Dedicated Capacity. [**] Customer’s [**] or their respective partners’ [**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

the foregoing requirements shall not require such products to be “late phase” or post-Process Performance Qualification Services). For clarity, the Dedicated Capacity under this Agreement is intended solely for GMP Manufacturing. [**] the Parties shall jointly develop under an applicable Work Statement, a Product Addendum for such Substituted Product (“Substituted Product Addendum”). The Parties acknowledge and agree that any services required to develop Manufacturing processes and analytical tests and/or transfer Substituted Products into the Dedicated Capacity will be the subject of additional Work Statements under the DMSA, [**] such Substituted Product shall constitute the “Product” hereunder, the applicable Substituted Product Addendum shall constitute the “Product Addendum” hereunder and Brammer shall Manufacture and supply such Product in accordance with the terms herein. [**] subject to Brammer’s [**]

2.7 Right to Cross-Reference. Brammer hereby grants to Customer, its Affiliates and its sublicensees, with respect to the Product, a perpetual, irrevocable, sublicensable right to cross-reference Brammer’s regulatory submissions and Facility approvals for the purpose of obtaining and maintaining Regulatory Approvals with respect to the Product anywhere in the world. Within [**] after Customer’s written request, Brammer shall deliver to Customer for filing with the FDA or any foreign Regulatory Authority designated by Customer such authorization letters as Customer reasonably deems necessary for the foregoing purpose, which shall be substantially in the form attached hereto as Appendix B, subject to such modifications as may be required by Applicable Laws; provided, however, that if Customer proposes any material modifications to such form, Brammer shall be entitled to an additional [**] for review and approval of the modified form; and provided, further, that [**] associated with its request for such cross-reference, and for obtaining any notarization, legalization or apostille that may be required for filing any authorization letter with any foreign Regulatory Authority. For the avoidance of doubt, Brammer shall not be required to provide directly to Customer any Brammer documents that are general to Brammer’s business, such as Facility and equipment SOPs unless such documents are necessary to obtain any Regulatory Approvals with respect to the Product.

2.8 Annual Capacity. Brammer shall supply quantities of Product consistent with the Forecasts and accepted Purchase Orders submitted by Customer in accordance with Section 3 below. Brammer shall have the GMP Suite reserved for Dedicated Capacity with the ability to produce the Maximum Purchase Commitment each Calendar Year and will otherwise devote the Dedicated Capacity to perform the Services in accordance with the provisions of this Agreement and, as provided in Section 2.1(ii), any Services (as such term is defined in the DMSA) under the DMSA. Brammer will use Commercially Reasonable Efforts to accommodate increases above Maximum Purchase Commitment and Maximum Drug Product Purchase Commitment either by increasing the number of Batches produced in the Dedicated Capacity or through providing additional capacity in the Facility, for example, through use of a non-dedicated suite for downstream processing.

2.9 Purchase of Product. Customer and Brammer agree that the Minimum and Maximum Purchase Commitments for the Drug Substance, for each Calendar Year of the Term or any Renewal Term will be as detailed in Appendix C, as may be amended by mutual written agreement of the Parties from time to time. Customer and its Affiliates shall purchase from Brammer, and Brammer will supply to Customer and

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

its Affiliates, Product in an amount equal to that detailed in the applicable Binding Forecast and accepted Purchase Orders submitted by Customer during the Term (it being understood that the aggregate quantity of Products ordered in Customer’s Purchase Orders for any Calendar Year during the Term shall be no less than the Minimum Purchase Commitment, unless permitted pursuant to Section 3.3 or pursuant to the issuance by Brammer of an acceptance Acknowledgement in accordance with Section 3.1 of this Agreement, respectively).

2.10 Filling, Finishing and Packaging. Brammer shall be responsible for filling, finishing, vial labeling and primary packaging of any Product in accordance with this Agreement (including the Specifications and Product Addendum), Applicable Laws, the Quality Agreement, and the Packaging Information.

(a) Packaging.

(i) Legal Requirements for Packaging and Labeling. Customer shall inform Brammer of any requirements under any Applicable Laws relating to packaging or labeling of the Product to the extent Customer is aware of such Applicable Laws and shall notify Brammer promptly of any changes to such requirements of which Customer is aware, so that Brammer can modify or request its Approved Vendors to modify the packaging and labeling. Brammer shall not be responsible for any delay in the delivery of the Product to the extent any such delay is caused by failure of Customer to notify Brammer of any required modifications in sufficient time for Brammer or its Approved Vendor to make the modifications prior to the required delivery time. Brammer will promptly implement any changes to the packaging and labeling required by Customer, at Customer’s expense, and promptly inform Customer of any delays in the delivery of Product caused thereby.

(ii) Use of the Name of Brammer. To the extent applicable, all Packaging Information, including changes to the Packaging Information in which or with which Customer chooses to have Brammer deliver a Product (any such change referred to as an “Artwork Change”), which contains the name of Brammer or its Affiliates (other than solely identifying Brammer or its Affiliates or their Approved Vendors as the manufacturer or supplier of the Product) shall be subject to the approval of Brammer, which shall not unreasonably withheld, conditioned or delayed.

2.11 Record-keeping. All work outputs, including reports of Results, will be prepared in accordance with Brammer’s standard format unless otherwise specified in the Product Addendum. For each Lot of Product Manufactured under a Product Addendum, Brammer will keep and maintain records, including all Results produced in the conduct of its obligations hereunder, for a period of [**] after completion of the Manufacture of such Lot of Product and delivery of such Lot of Product to Customer, or such longer period as required by the Applicable Laws (the “Retention Period”). For clarity, subject to Article 10, Brammer will be entitled to retain all original documents relating to the Services and will provide to Customer an electronic and paper copy of all Batch Records, Results and other reports provided under this Agreement. At the end of the Retention Period, all such work outputs, records and reports shall, at Customer’s option and expense, either be (i) delivered to Customer or to its designee, or (ii) disposed of by Brammer and certified in writing to Customer that such disposal has taken place if Customer has not requested in writing that such work outputs, records and reports be delivered to Customer within [**] of prior written notice of Brammer’s intent to do so.

2.12 Samples of Product. Brammer will take and retain, for such period and in such quantities as may be required by cGMP (if applicable) and the Quality Agreement, samples of Product Manufactured under this Agreement, including samples required by Customer (“Customer-Owned Retains”). Further, upon Customer’s written request and to the extent consistent with cGMP and Applicable Laws, Brammer will provide to Customer reasonable access to such Customer-Owned Retains or agree that Brammer will perform any and all testing requested by Customer on the Customer-Owned Retains. Customer acknowledges that Brammer may retain up to [**] of samples of filled Drug Product per Batch to the extent necessary to comply with Applicable Laws and this Agreement.

3. Forecasting and Purchase Orders.

3.1 Purchase Orders. On or before [**] and on or before [**] thereafter, Customer shall submit a Purchase Order for all the new quantities of Product, ordered by Customer for the immediately succeeding Calendar Quarter consistent with the Binding Forecast, pursuant to this Article 3 and such Purchase Order shall include a scheduled delivery date (“Delivery Date”) upon which Brammer will deliver such quantities of Product. Within [**] following receipt of such Purchase Order, Brammer will issue a written acknowledgement specifying whether it accepts or rejects such Purchase Order (“Acknowledgement”); provided however, that Brammer shall accept such Purchase Order so long as the Purchase Order is consistent with the Maximum Purchase Commitment.

3.2 Binding Forecast. On or before [**], and on the [**] thereafter, Customer shall submit to Brammer a rolling [**] Batch forecast of Customer’s anticipated demand for Product (each, a “Forecast”). The [**] of any Forecast shall be binding and non-cancellable by Customer once accepted by Brammer (the “Binding Forecast”), provided always that Brammer may only object to any Binding Forecast if it would result in Customer exceeding the Maximum Purchase Commitment in such Calendar Year. In the event that Brammer is unable to accept any changes by Customer to the prior [**] Forecast, Brammer will notify Customer within [**] of receiving the amended Binding Forecast and propose a reasonable alternative to meet Customer’s needs.

3.3 Minimum and Maximum Purchase Commitment. Subject to Sections 4.3, 5.5, 5.8(d) and 5.9(c), following establishment of the Process for the Product pursuant to the Process Performance Qualification, during the Term, Customer shall be required to purchase at least the minimum number of Batches of Drug Substance annually, (the “Minimum Purchase Commitment”) as specified in Appendix C. Subject to this Section 3.3 and Sections 4.3, 5.5, 5.8(d) and 5.9(c), if Customer fails to satisfy the Minimum Purchase Commitment in any Calendar Year, Brammer shall invoice Customer for the Batch Pricing for the number of Batches of Drug Substance needed for Customer to satisfy the Minimum Purchase Commitment for such Calendar Year and Customer shall, within [**] of receipt of invoice, pay to Brammer such Batch Pricing. Notwithstanding anything herein to the contrary, if Brammer fails to Manufacture and deliver the Minimum Purchase Commitment to Customer in any Calendar Year in accordance with the terms and conditions of this Agreement despite the provision of Purchase Orders from Customer to Brammer in such Calendar Year for a number of Batches of Drug Substance which, in the aggregate, equals or is greater than the Minimum Purchase Commitment, and if such failure to Manufacture and deliver the Minimum Purchase Commitment is not otherwise caused by Customer, Customer shall be relieved of its obligation to satisfy such Minimum Purchase Commitment in such Calendar Year to the extent of such failure by Brammer. By way of example only, if the Minimum Purchase Commitment in a Calendar Year is [**] of Drug Substance and despite Customer providing Brammer Purchase Orders for [**] or more Batches of Drug Substance in such Calendar Year, Brammer only Manufactures and delivers to Customer [**] Batches of Drug Substance in such Calendar Year as a result of a Force Majeure Event or a shutdown required by a Regulatory Authority, then the Minimum Purchase Commitment for such Calendar Year shall be reduced by [**] Batches of Drug Substance. Subject to 5.8(d) and 5.9(c), Customer and Brammer agree that a maximum number of Batches of Drug Substance per Calendar Year that can be ordered by Customer, based on level-loading the demand, and for which Brammer will reserve capacity in the Dedicated Capacity to meet a given demand for Drug Substance, is as defined in Appendix C, as may be amended by the mutual written agreement of the Parties from time to time (the “Maximum Purchase Commitment”). Brammer will also have the capacity at the Facility to produce at least the number of Batches of Drug Product equal to the number of Batches in the Maximum Purchase Commitment each Calendar Year (“Maximum Drug Product Purchase Commitment”). Subject to 5.8(d) and 5.9(c), if annual capacity exceeding the Maximum Purchase Commitment or Maximum

Drug Product Purchase Commitment is forecasted by Customer, Brammer will use Commercially Reasonable Efforts to increase capacity either through increasing the number of Batches produced in the Dedicated Capacity or through providing additional capacity in the Facilities such as, for example, through the use of another shared suite for downstream processing.

3.4 Non-Binding Forecast. The remaining portion of each Forecast not associated with the Binding Forecast (the “Non-Binding Forecast”) shall be a good faith estimate on the part of Customer as to its expected needs but shall not be binding on either Party.

3.5 Brammer’s Cancellation of Purchase Orders. If Customer refuses or fails to timely supply Customer Provided Materials in accordance with the Product Addendum, Brammer reserves the right to cancel that part of a Purchase Order for which Customer Provided Materials have not been provided, upon written notice to Customer, and Brammer shall have no further obligations or liability with respect to such part of such Purchase Order. Customer will be responsible for payment for such part of such Purchase Order that cannot be fulfilled due to its failure to provide Brammer with the necessary quantities of Customer Provided Materials. Any such cancellation of Purchase Orders to the extent caused by Customer’s refusal or failure to timely supply Brammer with the Customer Provided Materials as required hereunder shall not constitute a breach of this Agreement by Brammer. Notwithstanding anything to the contrary herein, this Section 3.5 shall not apply in the event Brammer fails to comply with its obligations in Section 8.1.

3.6 Program Manager and Customer Representative. Brammer will appoint a Brammer representative (the “Program Manager”) to be responsible for overseeing the Services provided by Brammer. The Program Manager will coordinate performance of the Services with a representative designated by Customer in writing (the “Customer Representative”), which representative will have responsibility over all matters relating to performance of the Services on behalf of Customer. Unless otherwise mutually agreed to by the Parties, all communications between Brammer and Customer regarding the provision of Services hereunder will be addressed to or copied to the Program Manager and Customer Representative. The Program Manager and the Customer Representative shall be named in each Purchase Order, and Brammer or Customer may, at its option, substitute, respectively, the Program Manager or the Customer Representative during the Term by providing written notice to the other Party.

3.7 Joint Steering Committee.

(a) Composition. The Parties shall maintain the Joint Steering Committee (“JSC”), having the respective responsibilities set forth below in this Section. The JSC shall be composed of an equal number of appropriate members of Customer’s and Brammer’s respective management teams having appropriate technical credentials, experience, knowledge, and decision-making authority within their respective organizations. In furtherance of the foregoing, the Parties acknowledge and agree that, at a minimum, the JSC shall include the following members or members of a substantially equivalent seniority and decision-making authority:

Brammer/Customer Co-Chairs

Brammer: VP & General Manager

Customer: SVP Product Supply

Quality Heads

Brammer: Site Quality Head or VP QA

Customer: Head of QA

Operational Heads

Brammer: Site Operational Head

Customer: VP CMC Project Delivery

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

Project Management

Brammer: Project Manager

Customer: External Supply Lead

The chair of the JSC will alternate each Calendar Year between Brammer’s VP & General Manager and Customer’s SVP Product Supply with the first Calendar Year in the Term being chaired by Brammer’s VP & General Manager. The chairperson will be responsible for scheduling and leading meetings, establishing meeting agendas and other administrative matters relative to the meetings of the JSC but will have no express or implied authority beyond that held by the other members of the JSC (it being understood that the chair of the JSC shall not be entitled to prevent items from being discussed or to cast any tie-breaking vote). Each Party may, with the written consent of the other Party, such consent not to be unreasonably withheld, delayed or conditioned, invite non-member, non-voting representatives of such Party or any of such Party’s Affiliates to attend meetings of the JSC.

(b) Responsibilities. The role of the JSC shall be the overall oversight, review and direction of the ongoing cooperation and communication between the Parties regarding the Services provided by Brammer hereunder (including any Services provided under each Work Statement and the Product Addendum) including:

(i) Meeting (A) on a Calendar Quarterly basis in person or by teleconference or videoconference and (B) on an ad hoc basis as agreed in writing between the Parties from time to time;

(ii) Monitoring the Services provided by Brammer to Customer hereunder, including in connection with the Product Addendum (e.g., review of Forecasts, delivery of Products and Services, resolution of disputes, assessment of Process improvement opportunities, and review of regulatory needs, among others); and

(iii) The JSC shall not have the power to take any action under this Agreement to interpret, amend or modify this Agreement, or waive compliance therewith.

(c) Decisions. The JSC may make decisions with respect to any subject matter that is within the JSC’s responsibilities set forth in Section 3.7(b). Subject to this Section 3.7(c), all decisions of the JSC shall be made by unanimous vote, with Customer and Brammer each having, collectively, among its respective members, one (1) vote in all such decisions. If the JSC cannot reach consensus with regard to any matter to be decided by the JSC within [**] after such matter has been brought to the JSC’s attention, then such matter shall be referred to the VP & General Manager of Brammer and the SVP Product Supply of Customer (the “Executives”) for resolution. Subject to Section 5.7, if the Executives cannot resolve the issue within [**] after the matter has been brought to their attention then, (i) [**] shall have the final decision-making authority on all matters to be decided by the JSC which exclusively relate to general Manufacturing practices or the Facilities generally, (ii) [**] shall have the final decision-making authority on all matters to be decided by the JSC which exclusively relate to the Product, including Regulatory Approvals for the Product and the Process, and (iii) with respect to any and all matters to be decided by the JSC which do not exclusively relate to general GMP Manufacturing practices, the Facilities generally, or the Product, such issue shall be subject to the dispute resolution procedures in Article 14.

3.8 Continuous Improvement. During the Term, Brammer and Customer shall use commercially reasonable efforts to agree, on an ongoing basis, on services provided by Brammer to develop, and implement improvements to the Services, Specifications, and Development Services to improve efficiency, reduce cost, resource utilization and ensure compliance (including obtaining any Regulatory Approval required

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

to implement such improvements) (collectively “Continuous Improvements”). Such services provided by Brammer in connection with Continuous Improvements shall be set out in a separate Work Statement agreed upon by the Parties in writing. In the event any such Continuous Improvement results in any reduction in such costs, the Parties shall share such reduction in costs equally and the Batch Pricing set forth in Appendix C shall be updated by Brammer as soon as reasonably practicable to incorporate such reduction in cost.

4. Payments.

4.1 Price Per Batch of Product. Customer shall purchase Drug Substance from Brammer at the applicable Price per Batch of Drug Substance set forth in Appendix C, as it may be amended by the mutual written agreement of the Parties from time to time (“Batch Pricing”) in accordance with the terms of this Agreement. The Batch Pricing fees owed by Customer for Brammer’s Manufacture of a Batch of Drug Substance shall be invoiced by Brammer as follows: [**] Customer shall pay Brammer for any undisputed Batch Pricing fees within [**] following receipt by Customer of Brammer’s invoice for such Batch Pricing fees.

4.2 Annual Price Adjustments. Beginning on [**], the Batch Pricing as set forth in Appendix C shall be subject to [**], for the immediately prior [**] period.

4.3 Capacity Access Fee. Subject to terms and conditions herein, Customer shall pay the Capacity Access Fee as provided in Appendix C attached hereto. Notwithstanding anything herein to the contrary, if, at any time during any Calendar Year during the Term, Brammer does not provide the Dedicated Capacity or GMP Suite to Customer in accordance with the terms and conditions herein for any reason (excluding a Force Majeure Event of less than [**] in duration which does not interfere with Brammer’s obligation to provide the Dedicated Capacity in accordance with Sections 2.3 and 2.8, but including, for the avoidance of doubt, any other Force Majeure Event or a shutdown required by a Regulatory Authority or a shutdown (whether scheduled or not scheduled) of greater than [**] in duration), then [**] (it being understood that the foregoing remedies shall in no way impact, reduce, limit or waive Customer’s rights and remedies under this Agreement or Applicable Law for any breaches of this Agreement by Brammer).

4.4 Pass-Through Costs. The Batch Pricing does not include amounts payable by Customer for [**] costs ((i) through (v), collectively, “Pass-Through Costs”). Subject to the terms in Appendix C (including [**]), amounts payable for Customer-Funded Equipment will include the direct cost to acquire, install and qualify the equipment, which will be procured and invoiced in accordance with Appendix C and/or the applicable Product Addendum. [**] For

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

clarity and notwithstanding anything in this Agreement to the contrary, Brammer shall not incur any Pass-Through Costs which have not been approved by Customer. [**]

4.5 Billing for Pass-Through Costs. Prior to incurring any Pass-Through Costs in any Calendar Quarter, Brammer will prepare and provide to Customer a good-faith itemized bill of materials with quoted Pass-Through Costs (a “Quote”) to be incurred by Brammer during such Calendar Quarter, including Pass-Through Costs for Process Consumables and services provided by or subcontracted to an Approved Vendor hereunder, as applicable, based on the Binding Forecast and the Batch Pricing for the Product. Within [**] of receipt of any Quote, Customer will either notify Brammer in writing of Customer’s acceptance or rejection of such Quote or notify Brammer in writing with reasonable detail of any disputed items set forth in such Quote. Failure to so notify Brammer within such [**] period will be deemed to be Customer’s acceptance of such Quote. If Customer disputes any items set forth in, or otherwise rejects, the Quote within such [**] period, the Parties will discuss in good faith the disputed items or the basis of such rejection and Brammer will re-issue a Quote to Customer and the review and acceptance process set forth above will be applied to such re-issued Quote. Following approval of each Quote, Brammer will proceed, in accordance with the time schedule set forth in the Product Addendum, with the purchase of Process Consumables for the Binding Forecast.

4.6 Other Invoicing. With respect to any fees charged to Customer in accordance with this Agreement, but for which the invoicing or payment of such fees are not otherwise specifically addressed in this Agreement, Brammer shall provide an invoice to Customer within [**] of each Calendar Quarter of all such fees incurred during such Calendar Quarter that shall include reasonable details regarding the basis for such fees. Customer shall pay Brammer any such undisputed fees upon [**] of receiving such invoice.

4.7 No Double Payments. Notwithstanding anything herein or in the DMSA to the contrary, Customer shall not be required to pay more than once for any specific lot of Product or Service provided by Brammer to Customer (it being understood that to the extent any specific lot of Product or Service is provided under the DMSA, Customer shall not be obligated to pay for the same lot of Product or Service under this Agreement and vice versa).

4.8 Taxes. All fees under this Agreement are exclusive of any withholding taxes that may apply and will be paid gross, without deductions or set-offs, and Customer will ensure that such sum is paid to Brammer as will, after deduction of such withholding taxes, be equivalent to the consideration payable under this Agreement; provided that Brammer shall cooperate with Customer to eliminate or reduce any such withholding taxes, including the provision of any certifications or forms which may eliminate or reduce any such withholding and which is Brammer is legally able to provide. Brammer represents to Customer that it is eligible for the benefits of the Royalties Article (Article 12) of the UK/USA tax treaty that is currently in force with respect to any payment made under this Agreement that qualifies as “royalties” within the meaning of that term in Article 12. Any duty, sales, use or excise taxes imposed by any governmental entity that apply to the provision of the Services will be borne by Customer (other than taxes based upon the income of Brammer) and Brammer shall provide, upon request, an invoice in respect of such taxes (if applicable).

4.9 Late payments. Late payments of undisputed amounts under this Agreement will incur an interest charge of [**] per month for the first [**] after such amounts are due and [**] per month beginning on the [**] month after such amounts are due and thereafter. Brammer reserves the right to suspend the Services in the event of late payments of undisputed amounts after providing Customer written notice of such late payments and allowing Customer a period of [**] to pay such late amounts, Brammer reserves the right to refuse receipt of new Customer Provided Material for Manufacture of additional Batches of Product.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

4.10 Payment in U.S. Dollars. All amounts payable to Brammer under this Agreement will be quoted and paid in U.S. Dollars, without deduction, and by authenticated and value dated Swift telegraphic transfer for any such payments made from outside the U.S., quoting invoice numbers of payment to the bank account identified in the applicable invoice or by such other means as Brammer will notify Customer in writing from time to time.

4.11 Audits. Brammer will keep, and will cause its Approved Vendors to keep, complete, true and accurate records regarding any fees or costs invoiced to Customer hereunder for at least [**] following the Calendar Year to which they pertain. Subject to the terms and conditions herein, not more than [**] Customer, at its own cost, through an independent auditor reasonably acceptable to Brammer (and who has executed an appropriate confidentiality agreement reasonably acceptable to Brammer), may inspect and audit the relevant records of Brammer pertaining to the calculation of any fees or costs invoiced by Brammer under this Agreement. Brammer shall provide such auditor with access to the relevant records at Brammer’s offices during reasonable business hours on a mutually agreed upon date and such auditor shall not disclose any Confidential Information of Brammer to Customer, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by Brammer or the amount of fees or costs invoiced by Brammer to Customer under this Agreement. Customer shall provide Brammer with written notice of its election to inspect and audit such records not less than [**] prior to the proposed date of review of Brammer’s records by Customer’s auditor. Any such audit shall be limited to the relevant records from any Calendar Year ending not more than [**] prior to the date of the request. Should the auditor find that Brammer has undercharged Customer, Customer shall promptly pay Brammer the amount of such underpayment within [**] of such finding. If the auditor finds that Brammer has overcharged Customer, then Brammer shall (i) promptly refund Customer the relevant overpayment within [**] of such finding and (ii) reimburse Customer for the cost of the audit if such overpayment equals or exceeds [**] of the actual fees or costs due to Brammer for the applicable period.

5. Delivery and Acceptance Procedures.

5.1 Delivery and Acceptance of Batch Documentation. Brammer will Manufacture and store each Batch of Product in accordance with this Agreement, including the Specifications and Product Addendum, and Quality Agreement and deliver such Batch to Customer on the applicable Delivery Date for such Batch. As soon as Brammer has determined that such Batch complies with this Agreement and the Quality Agreement and is ready for release to Customer, Brammer will send by e-mail or other electronic means to Customer: (a) a packing list, if applicable, (b) an invoice, (c) the Batch Record, (d) the Certificate of Analysis and (e) Certificate of Compliance (collectively, the “Batch Documentation”). Upon Customer’s written acceptance of the Batch Documentation or, if Customer provides no response, [**] following delivery to Customer of the Batch Documentation (“Customer Approval”), the Batch Documentation and the relevant Batch of Product will be delivered as provided in Section 5.2.

5.2 Delivery of Lot. Following Customer Approval pursuant to Section 5.1, Brammer will deliver each Lot of Product Ex Works (Incoterms 2010) on the Delivery Date and in a form reasonably sufficient to transfer such Lot to Customer at Brammer’s Facility (the “Delivery Site”). Title to each Lot of Product will pass to Customer (except for title to Brammer IPR, if any, incorporated therein or forming part of the Product, which Brammer continues to own and which is subject to the License of Section 11.4) when Customer or Customer’s designated carrier takes delivery of such Lot at the Delivery Site. All risk of loss or damage to any Lot of Product will pass to Customer when Customer or Customer’s designated carrier takes delivery at the Delivery Site. Brammer shall, without charge, provide Customer with reasonable support and advice in connection with the export of Product from the Delivery Site.

5.3 Failure to Take Delivery. If Customer fails to take delivery of any Lot of Product on any scheduled Delivery Date and prior arrangements to store the Product have not been agreed to between the Parties, Brammer shall store such Product as Customer’s agent, and Customer shall be invoiced on the first

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

day of each month following such scheduled delivery for reasonable administration and storage costs in accordance with the Product Addendum; provided that such invoice shall provide reasonably sufficient details on the basis for such costs. For each such stored Lot of Product, Customer agrees that: (a) Customer has made a fixed commitment to purchase such Lot of Product; (b) subject to the last sentence of this Section 5.3, title and risk of loss for such Lot of Product passes to Customer upon such scheduled Delivery Date even if Customer fails to take delivery of such Lot of Product on such scheduled Delivery Date, provided that such title and risk of loss shall not pass to Customer in the event Customer’s failure to take delivery is caused by Brammer; (c) such Lot of Product shall be on a bill and hold basis; and (d) if no delivery date is determined at the time of billing, Brammer shall have the right to ship such Lot of Product to Customer [**] after billing, provided that, in the case of the foregoing clauses (a) – (d), such Lot of Product is included in the relevant Purchase Order for the Calendar Quarter in which it was intended to be delivered. Notwithstanding anything to contrary in this Section 5.3, (i) the foregoing shall not apply to any (A) Lot of Product for which Customer fails to take delivery due to any Defect caused by a Brammer Failure and (B) Lot of Product for which Customer has not provided Brammer a Purchase Order and (ii) in the event Customer fails to take delivery of any Lot of Product due to any Defect caused by a Brammer Failure, Brammer shall store such Product at no cost to Customer.

5.4 Acceptance of Product. Upon receipt of each Lot of Product by Customer (or its designee) at Customer’s facilities, Customer (or its designee) may:

(a) inspect such Lot of Product and confirm that the quantity of Product received by Customer (or its designee) matches the quantity of Product set forth in the Batch Documentation and the quantity set forth in the applicable Purchase Order;

(b) inform Brammer, by email to the email address set forth in the Quality Agreement, of any shortage in the quantity of Product identified through the conduct of the inspection pursuant to Section 5.4(a) within [**] from such date of receipt by Customer of such Lot of Product; and

(c) inform Brammer by email of any Defect within [**] from the date Customer receives such Lot of Product at the Delivery Site.

5.5 Shortages. Where any shortage in the quantity or volume of Product received by the Customer is identified, the Customer may, in its sole discretion, either:

(a) accept the quantity of Product delivered and require Brammer not to deliver the shortfall amount (it being understood that in such case Customer shall only be obliged to pay for the volume of Product actually delivered); or

(b) require Brammer to deliver the shortfall amount promptly and in any event within [**].

Without limiting the foregoing, to the extent any such shortage in any Calendar Year causes Customer to fail to satisfy the Minimum Purchase Commitment, such Minimum Purchase Commitment in such Calendar Year shall be reduced by the amount of such shortage. The Parties acknowledge and agree that the foregoing remedies in no way impact, reduce, limit or waive Customer’s rights and remedies under this Agreement or Applicable Law for any breaches of this Agreement by Brammer.

5.6 Lot Defects.

(a) Defects Discovered by Customer. During the period of [**] referred to in Section 5.4(c) above, Customer shall be entitled to inspect and accept or reject such Lot, in part or in whole, for: (i) any non-conformance with this Agreement (including the Specifications and Product

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

Addendum) and Quality Agreement; and (ii) any other non-conformance or shortage, based on an inspection of the visible appearance of such Batch. If Customer determines that such Lot contains any Defect, (x) Customer shall notify Brammer in writing of such determination in accordance with Section 5.4, (y) Customer will be under no obligation to accept such Lot until the cause of the Defect has been determined and (z) the Parties shall immediately initiate, and cooperate in good faith in, an investigation to determine the cause of such Defect in a timely manner. Upon Brammer’s reasonable request, Customer shall provide Brammer with reasonably sufficient records to demonstrate that such Lot was maintained under proper storage conditions from the time Customer took delivery of such Lot of Product until the time Customer notified Brammer of such Defect. Brammer shall provide any additional information regarding such Defect as may reasonably be requested by Customer.

(b) Latent Defects. In the event of any suspected Latent Defect of any Product notified by Customer to Brammer (i) within [**] after delivery of such Product to Customer at the Delivery Site or (ii) at any time with respect to any defect resulting from the failure to Manufacture the Product in accordance with GMP that results in any recall of such Product, the Parties shall work in good faith together to investigate the nature and cause of such Latent Defect.

(c) Defect Actions. In the event that any Defect or Latent Defect of any Product is caused by any Brammer Failure, as promptly as reasonably practicable following the discovery of such Defect or Latent Defect, Customer, at its election, shall destroy or return to Brammer such defective Product, in each case, at Brammer’s cost and make no further use of it; provided that, notwithstanding the foregoing, if Customer has received notice from Brammer that such Product has been released by Brammer QA, Customer may continue to use such Product unless and until Brammer QA has at any time following such release of such Product subsequently requested suspension of use of such Product, in which case, Customer shall cease such use as soon as reasonably practicable until any time that Brammer QA releases such Product again. In the event any Defect or Latent Defect of any Product is not caused by a Brammer Failure, Customer, shall have the right, but not the obligation, to destroy or return to Brammer such defective Product at Customer’s cost.

(d) Defects Due to Customer Provided Materials. Customer shall be solely responsible for all costs and expenses incurred in connection with any Lot of Product containing a Defect to the extent any Customer Provided Material caused such Defect, and for all costs and expenses to re-Manufacture such Lot of Product, provided that Brammer shall be solely responsible for the foregoing to the extent the Customer Provided Material was not stored and handled by or on behalf of Brammer in compliance with this Agreement or Quality Agreement.

5.7 Disputes. In case of any disagreement between the Parties as to whether Product contains a Defect or a Latent Defect, whether a Deliverable (including the Batch Documentation) is defective, or the existence of a Brammer Failure, the Customer Representative and the Program Manager will attempt in good faith to resolve any such disagreement and each Party will follow its standard operating procedures to determine whether such Product contains a Defect or Latent Defect and/or the cause of any such Defect or Latent Defect (or, as appropriate, whether the Deliverable is defective). If the foregoing discussions do not resolve the disagreement in a reasonable time (which will not exceed [**} from the date of the provision of notice regarding such Defect, Latent Defect or non-delivery or defective Deliverables) then discussion will be escalated to the JSC for resolution. In the event that the JSC is unable to resolve such disagreement matter within [**] after such escalation and the subject matter of such disagreement is whether such Product complies with the Specification, the Parties shall refer such disagreement for determination by an appropriately qualified independent laboratory, the identity of which will be agreed by the Parties in good faith, and the costs of which shall be split equally between the Parties. The Parties agree that the determination of the independent laboratory shall be final and binding. For all other disagreements for which the JSC is unable to resolve within [**] after such escalation, such disagreements shall be subject to the dispute resolution procedures in Article 14.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

5.8 Drug Substance Non-Compliance and Remedies. If a Lot of Drug Substance contains a Defect caused by a Brammer Failure as determined upon investigation, Brammer will at Customer’s election:

[**]

[**]	[**]

[**]	[**]

[**]	[**]

[**]	[**]

[**]	[**]

[**]

5.9 Drug Product Non-Compliance and Remedies. If a Lot of Drug Product contains a Defect caused by a Brammer Failure as determined upon investigation, Brammer will at Customer’s election:

[**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

5.10 Other Defects. Notwithstanding anything to the contrary in this Agreement, Brammer will not have any liability for any Product which is defective or fails, or ceases to conform to the Specifications, or which is unusable for its intended purposes, in each case, unless such defect results from a Defect in Product which was caused by a Brammer Failure or is a Latent Defect due to a Brammer Failure. Where any Product is defective or fails, or is unusable for its intended purposes, and such defect results from a Defect in the Product, Brammer undertakes to cooperate reasonably with Customer to review the relevant Process or Specification in order to arrive at a plan to remediate any repetition of such Defect, with any such remediation plan to be set out in a separate Work Statement under the DMSA.

5.11 Disposition of Non-Conforming Product. Except as otherwise expressly stated herein, the ultimate Disposition of non-conforming Product will be the responsibility of Customer’s quality assurance department.

5.12 Non-Exclusive Remedy. The Parties acknowledge and agree that the remedies available to Customer for a Brammer Failure in connection with a Batch Defect or otherwise in connection with Product that fails or ceases to comply to this Agreement (including the Specifications and Product Addendum) and Quality Agreement due to a Brammer Failure set forth in Sections 5.8 and 5.9 of this Agreement shall in no way impact, reduce, limit or waive Customer’s rights and remedies under this Agreement or Applicable Law for such Brammer Failure.

5.13 Survival. The provisions of Sections 5.6-5.13 shall survive termination or expiration of this Agreement, provided that, subsequent to the termination or expiration of this Agreement, [**] in each case, associated with the supply of such Lot of Product (it being understood that the foregoing shall in no way impact, reduce, limit or waive Customer’s rights and remedies under this Agreement or Applicable Law for such Brammer Failure).

6. Quality, Regulatory and Recalls.

6.1 Quality Agreement. Within [**] following the execution of this Agreement or at such later time in advance of GMP Manufacturing as the Parties may mutually agree, the Parties will enter into a quality agreement substantially in the form attached hereto as Appendix E specifying the quality and regulatory procedures and responsibilities of the Parties with respect to the Manufacture of Product (the “Quality Agreement”). In the event of any conflict between the terms and provisions of this Agreement and the terms and provisions of the Quality Agreement, the terms of this Agreement will control, except with respect to matters of Product quality.

6.2 Quality Tests. Brammer or an Approved Vendor shall perform all tests required by the Specifications, the Quality Agreement, GMP, the Product Addendum and Applicable Law. Customer shall be responsible for all costs and expenses associated with such tests previously approved by Customer in writing, except for any tests required due to a Defect caused by a Brammer Failure.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

6.3 Change Control. Brammer shall not unreasonably refuse any written request from Customer to make changes to the Process and re-validate as necessary, provided that any changes required by any applicable Regulatory Authority or Applicable Laws (“Required Changes”) shall be implemented by Brammer as soon as reasonably practicable. Customer shall be responsible for any costs and expenses incurred to implement all Required Changes to the extent such Required Changes specifically relate to or specifically concern the Product (it being understood that Brammer shall be responsible for any costs and expenses incurred to implement all other Required Changes, including Required Changes that relate generally to Brammer’s Facility or that specifically relate to or concern other products).

6.4 Regulatory Compliance. As between the Parties, (a) Customer shall be solely responsible for obtaining all Regulatory Approvals for the Product, including any applications and amendments in connection therewith and (b) Customer shall exclusively own all rights, interest and title in and to such Regulatory Approvals. Brammer shall obtain and maintain at all times during the Term all permits and licenses required by any Regulatory Authority with respect to providing the Services, including any permits and licenses relating to the general cGMP and other non-product specific regulatory site licenses. During the Term, Brammer will promptly (but in any event, with respect to information that is available to Brammer, within [**] after the date of Customer’s request, or otherwise within [**] after the date of Customer’s request) assist Customer with all regulatory matters relating to the Manufacturing of the Product, at Customer’s request and at Customer’s expense. Each Party intends and commits to cooperate to satisfy all Applicable Laws relating to the Manufacturing of the Product.

6.5 Regulatory Body Inspections. Brammer will support any pre-approval or GMP certification inspections (collectively, “PAI”) of Brammer’s Facilities by Regulatory Authorities by preparing for and hosting such Regulatory Authorities, as required (including as necessary for Customer to obtain Regulatory Approval of the Product), and by responding to findings in a timely manner, in consultation with Customer. Subject to Section 7.1, Customer shall compensate Brammer on a time and materials basis at Brammer’s then-current rates for applicable employees’ time necessary to prepare for and respond to such inspections to the extent such inspections exclusively relate to the Product. Brammer shall promptly notify Customer in writing of any inspection of Brammer’s facility proposed or scheduled with the FDA or any other Regulatory Authority that relates to the Product or to general matters at the Facility that affect the Product. To the extent permitted by Applicable Laws, Customer will be allowed to have a reasonable number of representatives present and participate at any inspection by any Regulatory Authority that is specific to the Product, subject to Brammer’s confidentiality requirements with regard to other customers of Brammer. If the FDA or any other Regulatory Authority conducts an inspection at Brammer’s Facility, seizes any Product and/or Product Materials, requests a Recall or field alert be issued for any Product, or otherwise notifies Brammer of any violation or potential violation of any Applicable Laws or of any intended inspection of the Facility, Brammer shall promptly notify Customer in writing of such, and Brammer shall take such actions as may be required under the Quality Agreement. Brammer will provide Customer with a copy of any report or other written communication received from such Regulatory Authority as soon as reasonably practicable after receipt of such report or communication relating to the Facility (to the extent it relates to or affects the development or Manufacture of the Product), the Product, or the Process, within [**] after receipt, and will consult with Customer before responding to each such communication, and shall use commercially reasonable efforts to incorporate any Customer comments in such communications, provided that Brammer may reasonably redact any such reports to protect its Confidential Information (including information regarding products not sold to or systems not used to Manufacture Products for Customer). With respect to any of Brammer’s final responses to any report or other written communication received from Regulatory Authority relating to (a) the Product or Process, (i) Brammer will provide Customer with a copy of its then-current draft response, redacted to the extent necessary to protect Brammer Confidential Information, at least [**] prior to submission of such response and shall consider in good faith any comments Customer provides to Brammer regarding such response for incorporation into such response, (ii) to the extent Brammer makes any material amendments to such response after providing Customer a copy of such response pursuant to the foregoing clause (i), Brammer shall use commercially reasonable efforts to

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

provide Customer a copy of such amendments prior to submission and shall consider in good faith any comments Customer provides to Brammer regarding such amendments for incorporation into such response and (iii) Brammer shall provide the final response as soon as reasonably practicable to Customer or (b) the Facility generally, Brammer will provide Customer with a copy of such response within [**] after submission of any such response. In the event that any such Regulatory Authority requests, but does not seize, a sample of the Product in connection with any such inspection, Brammer (i) shall promptly notify Customer in writing of such request, (ii) if permitted by Applicable Law, shall satisfy such request only after receiving Customer’s written approval, such approval not to be unreasonably withheld or delayed, (iii) shall follow any reasonable procedures instructed by Customer in responding to such request and (iv) shall promptly send a sample of any Product requested by the Regulatory Authority to Customer. Brammer shall give and permit full access to all or any of its premises at any time to any authorized representative of any Regulatory Authority in connection with its obligations hereunder and shall co-operate fully with any such representative. All information, records, or business information concerning Brammer that is disclosed or made available by Brammer to representatives of Regulatory Authorities in connection with any audit or regulatory process will be deemed to be Confidential Information of Brammer.

6.6 Recalls. In the event Brammer believes a recall, field alert, Lot or Batch of Product withdrawal or field correction (“Recall”) may be necessary with respect to any Lot or Batch of Product provided under this Agreement or Brammer is informed by a Regulatory Authority that such Recall is necessary, Brammer shall immediately notify Customer in writing. Brammer will not act to initiate a Recall without the express prior written approval of Customer, unless otherwise required by Applicable Laws (in which case, Brammer may only initiate such Recall to the extent required by Applicable Law). In the event Customer believes a Recall may be necessary with respect to any Lot or Batch of Product provided under this Agreement, Customer shall immediately notify Brammer in writing. In the event any such Recall is initiated, Brammer shall provide all reasonable cooperation and assistance to Customer with respect to such Recall. The cost and expenses of any Recall shall be borne [**] except if the Defect giving rise to the Recall resulted from a Brammer Failure, then Brammer shall reimburse Customer for [**]. For the avoidance of doubt, the remedies set forth in this Section 6.6 shall in no way impact, reduce, limit or waive Customer’s rights and remedies under this Agreement or Applicable Law for any breaches of this Agreement by Brammer.

7. Facility Audits and Facility Visits.

7.1 Facility Audits. Subject to Brammer’s safety procedures, access control SOPs, and confidentiality limitations, Brammer will permit Customer’s representatives, not more frequently than once per [**] period, during the Term of this Agreement at mutually agreed upon times to audit the Facility as more specifically set forth in the Quality Agreement, provided, however, that Customer may conduct any additional for-cause audits or audits relating to an urgent Product safety issue. Customer will give Brammer (a) reasonable advanced notice of any for-cause audit or an audit relating to an urgent Product safety issue (as determined in Customer’s reasonable discretion) but no fewer than [**] and (b) at least [**] prior notice of any general quality audit. Any such audit notice shall identify the individuals who will be in attendance. All routine audits will be during Brammer’s normal business hours on weekdays and conducted in a manner that does not unreasonably interfere with Brammer’s Manufacturing and development activities and does not otherwise unreasonably interfere with normal business activities. Brammer will, [**] make its Facilities and all relevant records available for inspection by representatives of Regulatory Authorities in compliance with Applicable Laws, and [**]. All information, records, or business information concerning Brammer that is disclosed or made available by Brammer to Customer’s employees and representatives, and representatives of Regulatory Authorities, or otherwise obtained by such employees and representatives, in connection with any audit and which does not constitute Customer Confidential Information

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

will be deemed to be Confidential Information of Brammer. To the extent any audit by Regulatory Authorities of the Facility is necessary to obtain Regulatory Approval of the Product (and does not relate to any other products Brammer manufactures or supplies to any other Person), [**].

7.2 Facility Visits. Subject to Brammer’s safety procedures, access control SOPs, and confidentiality limitations, Brammer will permit Customer’s representatives during the Term of this Agreement, to visit the Facility, including the GMP Suite at mutually agreed upon times with reasonable advance notification to Brammer. Subject to Section 7.1, Customer will give Brammer reasonable advanced notice of any proposed visit, but no fewer than [**] prior notice and identify the individuals who will be in attendance. All visits will be during Brammer’s normal business hours on weekdays and conducted consistent with Brammer’s person-in-plant SOPs, and in a manner that does not unreasonably interfere with Brammer’s performance of the Services and does not otherwise unreasonably interfere with normal business activities.

8. Product Materials.

8.1 Product Materials Report. Upon Customer’s written request, Brammer shall promptly (and in any event within [**] of such request) provide Customer with a written report detailing the quantity of Product Materials that have been used or otherwise consumed during the period set forth in such request, the quantity of Product Materials that Brammer then-currently possesses for the purpose of Manufacturing the Product, and the expiration date of such Product Materials.

8.2 Procurement of Product Materials. Subject to Article 4, Brammer shall order sufficient quantities of all Product Materials (except Customer Provided Materials), including Process Consumables and agreed safety stocks, to accommodate up to [**] of a Forecast at Customer’s sole cost and expense and as agreed between the Parties to reasonably avoid Manufacturing interruptions consistent with the agreed Binding Forecasts and accepted Purchase Orders. Subject to Article 4, Customer shall be responsible for excess or obsolete Product Materials (including Customer Provided Materials) purchased by Brammer to the extent (i) Customer previously approved the purchase of such Product Materials and (ii) such excess or obsolescence was caused by any of the following: a (A) change by Customer to a Binding Forecast, (B) without limiting this Section 8.2, change by Customer to the Specifications or the specifications of such Product Materials after such Product Materials have been purchased by Brammer based upon a Customer Purchase Order or a Binding Forecast, as applicable, or (C) without limiting Section 3, with respect to any Product, reduction by Customer in the quantity of such Product as specified in a Binding Forecast relative to the quantity of such Product that was specified in any previous Binding Forecast with respect to the same time period; provided that Brammer shall use Commercially Reasonable Efforts to minimize or otherwise mitigate the costs of such excess or obsolete Product Materials (including by using such Product Materials for other products or returning such Product Materials). To the extent required by the foregoing, Customer shall reimburse Brammer for such excess or obsolescence described in this Section 8.2 on a Calendar Quarterly basis within [**] following receipt of Brammer’s invoice therefor.

8.3 Excess Inventory of Product Materials. Without limiting the foregoing, in the event Customer provides a notice to Brammer to substitute a Substituted Product under Section 2.6, Customer will purchase any non-cancellable excess inventory of Product Materials for the then-current Product that cannot be used to Manufacture the Substituted Product, including any Product Materials used to support production for Customer, and any long lead time items (as specified in the Product Addendum) previously procured by Brammer pursuant to a Binding Forecast, provided that Brammer shall use Commercially Reasonable Efforts to minimize or otherwise mitigate the costs of such excess Product Materials (including by using such Product Materials for other products or returning such Product Materials).

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

8.4 Responsibilities for Procurement of Product Materials; Approved Vendors. Brammer will use Commercially Reasonable Efforts to minimize any delays or disruptions to the Manufacturing schedule due to supply of Product Materials (except Customer Provided Materials) necessary for such Manufacturing consistent with the Product Addendum, provided that the foregoing shall not limit or otherwise modify Brammer’s obligation to deliver Batches of Product by the applicable Delivery Date. The Parties agree that Brammer is responsible for, and shall administer, the procurement of such Product Materials (except Customer Provided Materials) in accordance with the terms herein, which responsibilities shall include: transporting, inspecting and storing the Product Materials; maintaining systems for material management; maintaining adequate supplies of Product Materials, to the extent required hereunder; and Approved Vendor and logistics management, in each case in accordance with the terms herein. To the extent that there are any issues with regard to the performance or ability to perform of an Approved Vendor, Brammer shall promptly notify Customer of such issue. The JSC shall determine a course of action with regard to improving the performance of such Approved Vendor or replacing such Approved Vendor, or if the JSC is unable to promptly agree to such course of action, Customer and Brammer shall mutually agree to a course of action with regard to such Approved Vendor.

8.5 Customer Provided Materials. Prior to each Calendar Quarter, Brammer shall inform Customer of the quantity of Customer Provided Materials and the timing for such Customer Provided Materials to be delivered to Brammer, in each case, necessary for Brammer to comply with its obligations to Manufacture the quantities of Product in the Purchase Order applicable for such Calendar Quarter by the Delivery Date set forth in such Purchase Order. Customer will ensure that all documents provided to Brammer, including those related to Customer’s Process and Customer Provided Materials, are in English (it being understood that Customer will be responsible for translating any such document that is in any foreign-language to English).

(i) Delivery of Customer Provided Materials; Risk of Loss. Customer Provided Materials will be procured and delivered by Customer to the Facility at no cost to Brammer. Unless otherwise agreed by the Parties and subject to this Section 8.5, Customer will deliver the Customer Provided Material in quantities requested by Brammer. Customer Provided Materials will remain the sole property of Customer at all times during the Term of this Agreement, but will remain in the possession, control and care of Brammer following delivery of such Customer Provided Materials by Customer to the Facility. Brammer will use and store the Customer Provided Materials with due care and in compliance with Applicable Law, applicable Material Specifications, the Quality Agreement and the Storage Guidelines. Title and risk of loss to such Customer Provided Materials will at all times remain with Customer, and subject to the terms and conditions herein, Brammer will have no liability to Customer for such Customer Provided Materials except due to Brammer’s negligence, breach of this Agreement or failure to comply with Applicable Laws.

(ii) Responsibility for Failure of Customer Provided Materials. Customer shall be solely responsible for all costs and expenses to the extent arising from (A) the failure of any Customer Provided Materials to conform to the applicable Material Specifications therefor at time of delivery to Brammer or (B) Customer’s failure to use, handle or store Customer Provided Materials in accordance with the Material Specifications, all Applicable Laws, and the Quality Agreement.

(iii) Material Safety Data Sheets. Customer will provide Material Safety Data Sheets for all Customer Provided Materials and for the Product that are, in each case, accurate and complete to the best of Customer’s knowledge having taken commercially reasonable steps to inform itself of the same. Customer will notify Brammer of any unusual adverse health or environmental occurrence relating the Customer Provided Materials, and any Product to the extent Customer becomes aware of any such occurrence, including but not limited to any claim or complaint by any Customer employee or Third Party of which Customer becomes aware.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

(iv) Audits. In the event Customer requires Brammer to incorporate Customer’s or any of Customer’s Third-Party analytical subcontractor’s results of release assays into Brammer’s Certificate of Analysis, Brammer shall have the right at Customer’s cost and upon reasonable notice (as mutually agreed to by the Parties, but no less than [**]) to audit any sites or laboratories used by Customer to conduct such release assays related to any Customer Provided Materials and Lot of Product, as set forth in the Quality Agreement, and as reasonably required by Applicable Law, Brammer procedures, or both, provided that (A) Brammer may only have two auditors conduct such audits, (B) Brammer may only audit each such site or laboratory [**] during the Term, and (C) the duration of any such audit may not exceed [**]. All such audits will be during Customer’s normal business hours on weekdays and conducted in a manner that does not unreasonably interfere with Customer’s or such Third Party’s normal business activities. All information, records, or business information concerning Customer or such Third Party that is disclosed or made available by Customer or such Third Party in connection with such audit or otherwise obtained by or on behalf of Brammer in connection with any audit will be deemed to be Confidential Information of Customer.

8.6 Import, Export, Customs. For all Customer Provided Materials being delivered to Brammer for Customer’s account, and all Product Materials delivered by Brammer for Customer’s account, Customer will be responsible at its sole cost and expense for satisfying all import, export and customs requirements, including U.S. Export Control Regulations, and Customer will be the importer and exporter of record (or utilize its own customs broker) for any Customer Provided Materials being imported and shipped to Brammer and for all Product Materials or Product exported to another country, in each case, for Customer’s account (but excluding, for the avoidance of doubt, any Product Materials exported by Brammer to an Affiliate or Third Party (including any Approved Vendor) in connection with the performance of the Services, and any corresponding import). Brammer shall provide Customer with reasonable assistance in relation to the import and export of Product Materials pursuant to this Agreement, and Customer’s obligations as the importer and exporter of record of all materials.

8.7 Return of Customer Provided Materials. Upon the expiration or termination of this Agreement or upon Customer’s notice to substitute a Substituted Product pursuant to Section 2.6, any remaining Customer Provided Materials will be, at Customer’s sole expense and election (such election to be made by Customer to Brammer in writing no later than [**] either after such expiration or termination or after receipt of Customer’s notice, as applicable), returned to the Customer or destroyed/disposed of by Brammer. If Customer does not provide such election to Brammer within such [**] period, Brammer will, at Customer’s expense, return to the Customer the applicable Customer Provided Materials. Notwithstanding anything to the contrary contained in this Agreement, (a) Brammer may retain Customer Provided Materials as required by Applicable Laws, and (b) in no event will Brammer be required to store Customer Provided Materials for more than [**] after such expiration or termination or receipt of such notice unless the Parties have entered into an appropriate storage agreement covering such items.

9. Use of Approved Vendors.

9.1 Subject to the terms and conditions herein, Brammer reserves the right to employ vendors from time-to-time to undertake certain Services (for example, for specialty testing, waste disposal, etc.) upon prior written notice to Customer describing the activities to be performed. All vendors and Services for which Brammer desires to employ such vendors must be pre-approved by Customer in writing (“Approved Vendors”). A list of existing Approved Vendors as of its execution will be included in the Quality Agreement and updated from time to time by written agreement of the Parties, and any fees payable to an Approved Vendor must be approved in advance in writing by Customer. For mutually agreed upon non-routine Services (e.g., Services that are developmental in nature or specific to a Product and not, for example, standard specialty testing and waste disposal services) provided by Approved Vendors or for any Approved Vendors that will reasonably have access to any of Customer’s Confidential Information, each such Approved Vendor will be

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

bound by written confidentiality, nonuse, and quality assurance obligations consistent with this Agreement, as well as an assignment to Brammer of all inventions or other intellectual property arising in the course of performing such Services, as necessary for Brammer to comply with its obligations to Customer under this Agreement (including Brammer’s obligations under Section 11.3(a)).

9.2 Subject to the foregoing, Brammer will be responsible to Customer for managing the performance of Approved Vendors. Brammer will work together with the Approved Vendor, and Customer, if appropriate, to resolve any issues or failures by the Approved Vendor. For the avoidance of doubt, (a) Brammer shall ensure that each Approved Vendor complies with the terms and conditions of this Agreement and the Quality Agreement (if applicable) and (b) use of an Approved Vendor shall not relieve or release Brammer from, or modify, any obligations of Brammer under this Agreement or the Quality Agreement.

10. Confidential Information/Legal Proceedings/Publicity.

10.1 Term of Confidentiality Obligations. Except as otherwise provided in this Article 10, during the Term of this Agreement and for a period of [**] of this Agreement, each Party (the “Receiving Party”) agrees that it will keep the other Party’s (the “Disclosing Party’s”) Confidential Information confidential and use it solely to conduct the activities contemplated, and to exercise rights, under this Agreement, and for no other purpose. Notwithstanding the foregoing, with respect to Confidential Information that constitutes a trade secret, the Receiving Party’s obligations under this Agreement to keep such trade secret confidential will continue for as long as such information remains a trade secret.

10.2 Confidentiality and Non-Use Obligations. The Receiving Party agrees that all Confidential Information disclosed to the Receiving Party or any of its Affiliates by the Disclosing Party or any of its Affiliates (a) will not be used by the Permitted Recipients except as authorized under this Agreement and to the extent necessary to further the purposes of this Agreement and (b) will be maintained in confidence by the Receiving Party and such Party’s Affiliates, with a degree of care that is not less than the Receiving Party typically exercises with respect to its own most valuable Confidential Information and in any case with not less than reasonable care. The Receiving Party will provide, upon the Disclosing Party’s request, a certification that access to and use of the Disclosing Party’s Confidential Information is being controlled in accordance with this Agreement. Notwithstanding any other provision of this Agreement, disclosure of Confidential Information will not be prohibited to the extent required to comply with Applicable Laws, or with a valid court or administrative order, provided that the Receiving Party will (i) notify the Disclosing Party of any such disclosure requirement or request as soon as practicable (and to the extent that it is legally able to do so); (ii) cooperate with and reasonably assist the Disclosing Party (at the Disclosing Party’s cost) in seeking, at the Disclosing Party’s election, a protective order or other remedy in respect of any such disclosure; and (iii) furnish only that portion of the Confidential Information which is responsive to such requirement or request. If either Party becomes obliged to provide testimony or records regarding this Agreement in any legal or administrative proceeding relating to the other Party, such other Party will reimburse such Party for its reasonable out-of-pocket costs plus a reasonable hourly fee for its employees or representatives at such Party’s standard commercial rates.

10.3 Disclosures to Permitted Recipients. Each Party agrees that such Party and such Party’s Affiliates will provide Confidential Information received from the Disclosing Party only on a need-to-know basis in connection with this Agreement and only to the Receiving Party’s respective employees, directors, consultants, advisors, bona fide potential partners or investors, and to the employees, directors, consultants and advisors of the Receiving Party’s Affiliates (collectively, “Permitted Recipients”), solely under conditions of confidentiality and non-use at least as stringent as the conditions imposed by this Agreement, and provided that each Party will remain responsible for any failure by its Permitted Recipients to treat such information and materials as required under Article 10. Neither Party shall allow access to the Confidential

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

Information of the other Party to any Permitted Recipient who does not require such access in order to accomplish the purposes of this Agreement. The Receiving Party will use at least the same standard of care as it uses to protect its own most valuable confidential information and in any case with not less than reasonable care and shall ensure that its Affiliates and Permitted Recipients do not disclose or make any unauthorized use or disclosure of the Confidential Information of the Disclosing Party except as expressly permitted herein.

10.4 Exceptions to Confidential Information. Confidential Information will not include information that:

(i) was known or used by the Receiving Party or such Party’s Affiliates prior to its date of disclosure to the Receiving Party as demonstrated by appropriate evidence; or

(ii) either before or after the date of the disclosure to the Receiving Party or the Receiving Party’s Affiliate, is lawfully disclosed to the Receiving Party or any of such Party’s Affiliates by sources other than the Disclosing Party rightfully in possession of such information and not bound by confidentiality obligations to the Disclosing Party; or

(iii) either before or after the date of the disclosure to the Receiving Party or any of such Party’s Affiliates, is or becomes published or otherwise is or becomes part of the public knowledge, through no breach hereof on the part of the Receiving Party or such Party’s Affiliates; or

(iv) is independently developed by or for the Receiving Party or any of such Party’s Affiliates without reference to or reliance upon the Confidential Information of the Disclosing Party as demonstrated by appropriate convincing evidence.

Specific aspects or details of Confidential Information will not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Receiving Party. Further, any combination of Confidential Information will not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party.

10.5 Responsibility for Compliance with Confidentiality and Nonuse Obligations.

(a) The Receiving Party will be responsible for any unauthorized disclosure, misuse or misappropriation by the Receiving Party or its Affiliates, or the Permitted Recipients or sublicensees of the Receiving Party or its Affiliates, of the Disclosing Party’s Confidential Information.

(b) Cooperation. If at any time the Disclosing Party brings, or investigates the possibility of bringing, any Action against any Person for misappropriation of trade secrets, or the misuse or unauthorized disclosure of Confidential Information, then the Receiving Party, upon the request and at the expense of the Disclosing Party, will cooperate with and assist the Disclosing Party in the investigation or pursuit of such Action, and provide the Disclosing Party with any information in the possession of the Receiving Party that may be of use to the Disclosing Party in the investigation or pursuit of such Action.

10.6 Disclosure of Provisions of Agreement.

(a) Each Party agrees to hold as confidential the terms of this Agreement, except that, notwithstanding anything herein to the contrary, (i) such Party shall have the right to disclose such terms to investors, bona fide potential investors, business partners, bona fide potential business partners, lenders, bona fide potential lenders, acquirers, bona fide potential acquirers, and investment bankers in connection with licensing, financing and acquisition activities, and due diligence processes related to such activities, provided

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

that any such Third Party has entered into a written obligation with such Party to treat such information and materials as confidential and requiring at least commercially reasonable obligations of confidentiality (and such Party will remain responsible for any failure by any of the foregoing Persons, to whom such Party may disclose Confidential Information) to treat such information as required under Section 10.2 hereof, and (ii) such Party will have the right to disclose such terms as required by Applicable Law, regulation or legal process, including by the rules or regulations of the SEC or similar regulatory agency in a country other than the United States, or of any stock exchange or other securities trading institution; provided that such Party subject to such disclosure requirement will, if reasonably practicable under the circumstances, provide the other Party with a reasonable opportunity to review and comment in advance on such Party’s proposed disclosure and such Party will consider in good faith any comments thereon provided by such other Party.

(b) In the event that this Agreement will be included in any report, statement or other document filed by Customer or an Affiliate of Customer with the SEC or similar regulatory agency in a country other than the United States or any stock exchange or other securities trading institution, Customer will use, or will cause such Customer’s Affiliate, as the case may be, to use, good faith efforts to obtain confidential treatment from the SEC, similar regulatory agency, stock exchange or other securities trading institution of any Brammer proprietary technical data, know-how, and trade secrets concerning Brammer’s production and purification methods, Brammer’s equipment and techniques, Brammer’s facilities and its design and operation, and Brammer Technology and New Brammer Technology, as well as financial information or other information of a competitive or confidential nature, and will include in such confidentiality request such provisions of this Agreement as may be reasonably requested by Brammer, in each case, to the extent such confidential treatment would, in the reasonable judgment of Customer or such Affiliate, be permitted by Applicable Law and by the applicable rules and regulations of the SEC or any such similar regulatory agency, stock exchange or other securities trading institution.

10.7 Remedies. The Receiving Party acknowledges that a breach by it of any of the terms of this Article 10 would cause irreparable harm to the Disclosing Party for which the Disclosing Party could not be adequately compensated by money damages. Accordingly, the Receiving Party agrees that, in addition to all other remedies available to the Disclosing Party in an Action at law, in the event of any breach or threatened breach by the Receiving Party of the terms of this Agreement, the Disclosing Party will, without the necessity of proving actual damages or posting any bond or other security, be entitled to seek temporary and permanent injunctive relief, including, but not limited to, specific performance of the terms of this Agreement.

10.8 Non-Solicitation and Non-Hire. From the Effective Date and for a period of [**] no Party will solicit an employee of the other Party who is or has been involved in any activity to which this Agreement pertains. Notwithstanding the foregoing, nothing herein will restrict or preclude each Party’s rights to make generalized searches for employees by way of a general solicitation for employment placed in a trade journal, newspaper or website, and which is not designed to target or specifically attract the employees of the other Parties.

10.9 Acknowledgment of Prior Confidentiality Obligations. The Parties acknowledge that Confidential Information has been provided by the Parties to each other prior to the Effective Date of this Agreement pursuant to the Existing Confidentiality Agreement. All Confidential Information (as defined in the Existing Confidentiality Agreement) exchanged between the Parties under the Existing Confidentiality Agreement will be deemed Confidential Information under this Agreement and will be subject to the terms of this Agreement.

10.10 Data Protection. With respect to its rights and obligations under this Agreement with regard to personal data, each Party shall at all times comply with all Applicable Laws relating to the processing of personal data and privacy and shall not perform any obligation under the Agreement in such a way as to cause either Party to breach any of its obligations under such Applicable Laws.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

11. Intellectual Property.

11.1 Customer Technology. All right, title and interest in and to Customer Technology will remain vested solely in Customer. Subject to the terms and conditions herein, Customer hereby grants Brammer a non-exclusive, non-sublicensable, royalty-free license under all Intellectual Property Rights relating to Customer Technology for the sole purpose of performing and having performed the Services on behalf of Customer. Such license will expire upon the completion of such Services or the termination or expiration of this Agreement, whichever is the first to occur. Customer agrees that:

(a) Upon Brammer’s prior written request, and in accordance with instructions provided by Brammer, Customer will, at Customer’s expense and in its sole discretion, transfer such embodiments of Customer Technology as are reasonably required for the performance of the Services to Brammer for the sole purpose of enabling Brammer to perform the Services.

(b) Without limiting the generality of the foregoing, Customer will provide to Brammer without charge, such written materials and assistance of Customer personnel as may be reasonably requested by Brammer to assist with the transfer and use of Customer Technology in performing the Services. All information provided to Brammer under this Section 11.1 will be subject to the confidentiality provisions of this Agreement.

11.2 Brammer Technology. As between the Parties, all right, title and interest in and to Brammer Technology and all Intellectual Property Rights therein will remain vested solely in Brammer, except as expressly provided herein.

11.3 New Technology. In the event that, during performance of the Services, Brammer (or any Person acting on behalf of Brammer, including Approved Vendors) solely or jointly with Customer (or any personnel or Person acting on behalf of Customer) creates, conceives, develops, or reduces to practice new Technology (“New Technology”), whether or not patentable, the following will apply:

(a) New Customer Technology. Customer will exclusively own all right, title and interest in and to all New Customer Technology and all Intellectual Property Rights therein. Brammer hereby irrevocably assigns, and to the extent not presently assignable shall assign, to Customer all right, title, and interest in and to all New Customer Technology. Brammer will take and will procure that all Approved Vendors shall take any actions, including but not limited to the execution of documents, reasonably requested by Customer, and at Customer’s expense, to effect such assignment. Customer will have the exclusive right and option, but not the obligation, to prepare, file, prosecute, maintain and defend, at its sole expense, any Patent that claims or covers the New Customer Technology.

(b) New Brammer Technology. Brammer will exclusively own all right, title and interest in and to all New Brammer Technology and all Intellectual Property Rights therein. Customer hereby irrevocably assigns, and to the extent not presently assignable shall assign, to Brammer all right, title, and interest in and to all New Brammer Technology. Customer will take any actions, including but not limited to the execution of documents, reasonably requested by Brammer, and at Brammer’s expense, to effect such assignment. Brammer will have the exclusive right and option, but not the obligation, to prepare, file, prosecute, maintain and defend, at its sole expense, any Patent that claims or covers the New Brammer Technology.

11.4 Brammer IPR License. [**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

11.5 Technology Transfer to Customer. [**]

11.6 Third Party Intellectual Property Rights. The Parties acknowledge that the Manufacture and supply of the Product may require a license under Third Party Intellectual Property Rights. Brammer shall not incorporate any Third Party Intellectual Property Rights into the Product or the Process without the prior written consent of Customer. [**] In the event either Party is put on notice by a Third Party of alleged infringement by Brammer of Third Party Intellectual Property Rights due to the Manufacture of Product, such Party will promptly inform the other Party in writing of such notification. [**]

11.7 Data. Brammer reserves the right to utilize data generated during the course of performing its obligations under this Agreement to support applications, assignments or other instruments necessary to apply for and obtain Patents with respect to Brammer Technology and New Brammer Technology, provided the data so utilized is de-identified and does not contain any of Customer’s Confidential Information, Customer Technology or New Customer Technology. Brammer will notify Customer in writing in advance of filing for any such Patent and Customer will have the right to require Brammer to reasonably delay any such Patent filing if such filing contains data that is Customer’s Confidential Information or which may be the subject of a Patent filing with respect to any Customer Technology or New Customer Technology.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

11.8 No Licenses. Except as expressly provided in Section 11 hereof, no right or license, either express or implied, is granted under any Intellectual Property Right or by virtue of the disclosure of Confidential Information under this Agreement, or otherwise. The Parties agree that each Party has and will retain sole and exclusive rights of ownership in and to any Confidential Information and Intellectual Property Rights of such Party.

11.9 Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by a Party to the other are and will otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, a license of a right to “intellectual property” as defined under Section 101 of the Bankruptcy Code. The Parties acknowledge and agree that the Parties and their respective sublicensees, as sublicensees of such rights under this Agreement, will retain and may fully exercise all of their rights and elections under the Bankruptcy Code and any foreign counterpart thereto. The foregoing provisions are without prejudice to any rights the non-bankrupt Party may have arising under the Bankruptcy Code or other Laws.

12. Independent Contractor. Brammer will perform the Services as an independent contractor of Customer and will have complete and exclusive control over the Facility, the equipment, and its employees and agents. Nothing in this Agreement will constitute Brammer, or anyone furnished or used by Brammer in the performance of the Services, as an employee, joint ventures, partner, agent or servant of Customer. Brammer also agrees that it will not have any rights to receive any employee benefits such as health insurance and accident insurance, sick leave or vacation as are in effect generally for employees of Customer. Neither Party will enter into any agreements or incur obligations on behalf of the other Party, nor commit the other Party in any other manner without prior written consent from a duly authorized officer or representative of such other Party.

13. Insurance.

13.1 Customer Insurance. At all times during the Term of this Agreement and at its own expense, Customer will obtain and maintain certain insurance coverage, with insurers having A.M. Best ratings of A-VII or higher. [**] Customer will provide Brammer with reasonable evidence of such coverage within [**] of execution of this Agreement. If any such policy is replaced, Customer agrees to purchase tail coverage or ensure that the new policy has a retroactive date that is consistent with the start of any work under a Product Addendum and that Customer will continue to be covered on the replacement policy. Customer will provide Brammer with at least [**] prior written notice of any material change in or cancellation of the insurance coverage.

13.2 Brammer Insurance. At all times during the Term of this Agreement and at its own expense, Brammer shall obtain and maintain certain insurance coverage, with insurers having A.M. Best ratings of A-VII or higher. Brammer shall name Customer an additional insured with respect to: (i) [**] and (ii) [**].

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

Brammer will provide Customer with reasonable evidence of such coverage within [**] of execution of this Agreement. If any such policy is replaced, Brammer agrees to purchase tail coverage or ensure that the new policy has a retroactive date that is consistent with the start of any work under a Product Addendum and that Brammer will continue to be covered on the replacement policy. Brammer will provide Customer with at least [**] prior written notice of any change in or cancellation of the insurance coverage. Without limiting the foregoing, Brammer shall obtain and maintain insurance coverage which covers business interruption.

14. Dispute Resolution.

14.1 Disputes. In the event any dispute arises between the Customer and Brammer with respect to any of the terms and conditions of this Agreement or the Services that cannot be resolved by the Customer Representative and the Program Manager, then senior executives of the Customer and Brammer will meet as promptly as practicable after notice of such dispute to resolve in good faith such dispute. The senior executives of the Parties will attempt in good faith to resolve such dispute by negotiation and consultation for a [**] period following such referral.

14.2 Arbitration. If the Senior Executives of Customer and Brammer are unable to satisfactorily resolve the dispute within the [**] period set forth in Section 14.1, then such dispute will be finally settled by arbitration in accordance with this Section 14.2. The arbitration will be held in New York, NY, and except as noted below, will be conducted in accordance with the rules of the American Arbitration Association (or such successor organization) by one mutually agreeable arbitrator, who will be a lawyer having at least fifteen years of experience dealing with complex contracts, including those in biologics manufacturing. If the Parties cannot agree on an arbitrator within a reasonable period of time, an arbitrator will be appointed by the American Arbitration Association (or such successor organization). The arbitrator will have no authority to vary from or ignore the terms of this Agreement and will be bound by controlling law. The Parties may seek judicial intervention for emergency relief, such as restraining orders and injunctions where appropriate. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration.

14.3 Effect of Arbitrator’s Decision. Any decision by the arbitrator will be final, binding upon the Parties, non-appealable, and may be entered as final judgment in any court of competent jurisdiction. The arbitrator will render his or her final decision in writing to the Parties. The arbitrator’s final decision shall be subject to the limitations set forth in Article 16.

14.4 Other Limitations. Except to the extent necessary to confirm or enforce an award or as may be required by Applicable Law, neither Party nor the applicable arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of the other Party. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable Action based on the dispute, controversy or claim would be barred by the applicable statute of limitations in New York, NY.

14.5 Injunctive Relief. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall deny either Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing discussions between the Parties or any ongoing arbitration proceeding. In addition, either Party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the construction, scope, validity, enforceability, inventorship or infringement, misappropriation or other violation of any Intellectual Property Rights; and no such claim shall be subject to arbitration pursuant to Sections 14.2-14.4. Any action brought by either Party pursuant to this Section 14.5 shall be venued exclusively in the state or federal courts of the State of New York and each Party expressly and irrevocably consents and submits to the jurisdiction of such courts having appropriate jurisdiction in connection with any such legal proceeding.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

15. Indemnification.

15.1 Customer will indemnify, defend, and hold harmless Brammer and its Affiliates and each of its directors, officers, employees, and agents (the “Brammer Parties”) against any and all Third Party Actions asserted against, or imposed upon, a Brammer Party and associated damages, awards, deficiencies, settlement amounts, defaults, assessments, fines, dues, penalties, costs, fees, liabilities, obligations and expenses, including reasonable attorneys’ fees (collectively, “Losses”) that the Brammer Parties suffer or incur to the extent caused by any of the following:

[**]

15.2 Brammer will indemnify, defend, and hold harmless Customer and its Affiliates and each of its directors, officers, employees, and agents (the “Customer Parties”) against any and all Third Party Actions asserted against, or imposed upon, a Customer Party and associated Losses that any Customer Parties suffer or incur to the extent caused by any of the following:

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

[**]

15.3 Upon receipt of notice of any Action that may give rise to a right of indemnity from the other Party, the Party seeking indemnification (the “Indemnified Party”) will give prompt written notice thereof to the other Party (the “Indemnifying Party”) of the Action for indemnity. Such claim for indemnity will indicate the nature of the Action and the basis therefor. Promptly after an Action is made for which the Indemnified Party seeks indemnity, the Indemnified Party will permit the Indemnifying Party, at its option and expense, to assume the complete defense of such Action, provided that, (a) the Indemnified Party will have the right to participate in the defense of any such Action at its own cost and expense; (b) the Indemnifying Party will conduct the defense of any such Action with due regard for the business interests and potential related liabilities of the Indemnified Party; and (c) the Indemnifying Party will, prior to making any settlement, consult with the Indemnified Party as to the terms of such settlement. The Indemnifying Party will not, in defense of any such Action, settle or consent to an adverse judgment in any such Action that adversely affects the rights or interests of any Indemnified Party, involves the admission of any fault or violation of Applicable Law on behalf of the Indemnified Party or imposes additional obligations (financial or otherwise) on such Indemnified Party, without the prior express written consent of such Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed). After notice to the Indemnified Party of the Indemnifying Party’s election to assume the defense of such Action, the Indemnifying Party will only be liable to the Indemnified Party for such reasonable legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, at the request of the Indemnifying Party, provided that the foregoing shall not limit, impact, reduce, or waive any of the Indemnified Party’s rights and remedies under this Agreement or Applicable Law for any breaches of this Agreement by the Indemnified Party. As to those

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

Actions with respect to which the Indemnifying Party does not elect to assume control of the defense, the Indemnifying Party will be liable for all reasonable legal or other expenses incurred by the Indemnified Party in connection with the defense thereof (it being understood that, in the case of Brammer as the Indemnifying Party, the foregoing shall not limit, impact, reduce, or waive Customer’s rights and remedies under this Agreement or Applicable Law for any breaches of this Agreement by Brammer) and the Indemnified Party will afford the Indemnifying Party an opportunity to participate in such defense at the Indemnifying Party’s own cost and expense and will not settle or otherwise dispose of any of the same without the consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed). If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Action which the Indemnifying Party defends, or, if (i) appropriate and related to the Third Party Action in question and (ii) reasonable in the judgment of the Indemnifying Party, in making any counterclaim against the Person asserting the Third Party Action, or any cross complaint against any Person. If Brammer will be obliged to provide testimony or records regarding the subject matter of this Agreement in any legal or administrative proceeding against or filed by Customer not covered by the indemnity set forth above (other than any proceeding between the Parties with respect to any disputes under this Agreement), Customer will reimburse Brammer for its reasonable out-of-pocket costs plus a reasonable hourly fee for its employees or representatives at Brammer’s standard commercial rates. If Customer will be obliged to provide testimony or records regarding the subject matter of this Agreement in any legal or administrative proceeding against or filed by Brammer not covered by the indemnity set forth above (other than any proceeding between the Parties with respect to any disputes under this Agreement), Brammer will reimburse Customer for its reasonable out-of-pocket costs plus a reasonable hourly fee for its employees or representatives at cost.

16. Limitations of Liability.

16.1 EXCEPT FOR (A) [**] LIABILITY UNDER THE INDEMNITIES SET OUT IN [**] – [**] – [**] (B) [**] LIABILITY RESULTING FROM ITS BREACH OF ITS [**] AND (C) [**] GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD, [**] LIABILITY UNDER THIS AGREEMENT IN ANY GIVEN CALENDAR YEAR WILL NOT EXCEED (i) [**] AND (ii) [**]

16.2 Consequential Damages Waiver. EXCEPT FOR EACH PARTY’S LIABILITY RESULTING FROM ITS (i) INDEMNIFICATION OBLIGATIONS SET FORTH IN [**] – [**] – [**] (ii) GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD, AND (iii) BREACH OF ITS [**], IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING, BUT NOT LIMITED TO, DAMAGES BASED UPON LOST PROFITS, BUSINESS INTERRUPTION, LOST BUSINESS, OR LOST SAVINGS FOR ANY ACTS OR FAILURE TO ACT UNDER THIS AGREEMENT, EVEN IF IT HAS BEEN ADVISED OF THEIR POSSIBLE EXISTENCE.

16.3 The limitations of liability reflect the allocation of risk between the Parties. The limitations specified in this Article 16 will survive and apply even if any limited remedy specified in this Agreement is found to have failed of its essential purpose.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

17. Representations, Warranties and Covenants.

17.1 Brammer Representations, Warranties and Covenants. Brammer represents, warrants and covenants to Customer that:

(a) it has the full power and right to enter into this Agreement and that, to its knowledge, there are no outstanding agreements, assignments, licenses, encumbrances or rights of any kind held by Brammer or any Affiliate or any Third Party, private or public, that are inconsistent with the provisions of this Agreement;

(b) the execution and delivery of this Agreement by Brammer has been authorized by all requisite corporate or company action and this Agreement is and will remain a valid and binding obligation of Brammer, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors;

(c) Brammer shall hold during the Term of this Agreement all licenses, permits and similar authorizations required by any Regulatory Authority for Brammer to perform its obligations under this Agreement;

(d) the Lots of Product furnished by Brammer to Customer under this Agreement:

[**]

(ii) shall be Manufactured with Product Materials (other than Customer Provided Materials as furnished to Brammer hereunder) that conform to the applicable specifications for such Product Materials;

(iii) shall not contain any Product Material or Customer Provided Materials that has not been used, handled or stored by or on behalf of Brammer in accordance with this Agreement (including the Specifications and Product Addendum), Material Specifications, the Storage Guidelines, all Applicable Laws, and the Quality Agreement, provided, however, that the foregoing only applies to the use, handling, and storage of Customer Provided Materials after such time as they have been delivered to Brammer hereunder; and

(iv) shall not be adulterated or misbranded within the meaning of Sections 501 and 502, respectively, of the FD&C Act and any other Applicable Laws and shall comply with the 1913 Virus-Serum-Toxin Act, 21 U.S.C. 151-159 and 21 C.F.R. Parts 101 to 118, as amended by the 1985 Food Security Act (as applicable with respect to veterinary biologics), in each case except to the extent resulting from (A) any Customer Provided Materials as provided to Brammer hereunder; or (B) Customer’s specifications for the text (including any logos or other graphics) for any packaging material used in connection with Product;

(e) the Brammer Materials shall be provided hereunder free and clear of all liens and encumbrances and will be prepared by Brammer in accordance with the terms of this Agreement and the Quality Agreement;

(f) the Facility and all equipment utilized in the Manufacture and supply of Product hereunder by Brammer (including the GMP Suite and Dedicated Capacity) shall, during the Term of this Agreement, be maintained in good operating condition and shall be maintained and operated in accordance with all Applicable Laws, including cGMPs;

(g) Brammer, its Affiliates and its Approved Vendors: (i) have not been debarred and are not subject to a pending debarment pursuant to Section 306 of the United States Food, Drug and Cosmetic Act, 21

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

U.S.C. § 335a; (ii) are not ineligible to participate in any federal and/or state healthcare programs or federal procurement or non-procurement programs (as that term is defined in 42 U.S.C. 1320a-7b(f)); (iii) are not disqualified by any government or regulatory authorities from performing specific services, and are not subject to a pending disqualification proceeding; and (iv) have not been convicted of a criminal offense related to the provision of healthcare items or services and are not subject to any such pending Action. Brammer will notify Customer immediately if Brammer or any of its Affiliates or Approved Vendors is subject to the foregoing, or if any Action relating to the foregoing is pending, or to the best of Brammer’s knowledge, is threatened;

[**]

17.2 Customer Representations and Warranties. Customer represents, warrants and covenants to Brammer that:

(a) it has the full power and right to enter into this Agreement and that there are, to its knowledge, no outstanding agreements, assignments, licenses, encumbrances or rights held by Customer or any Affiliate of Customer or Third Party, private or public, that are inconsistent with the provisions of this Agreement;

(b) the execution and delivery of this Agreement by Customer has been authorized by all requisite corporate action and this Agreement is and will remain a valid and binding obligation of Customer, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors;

(c) Customer shall comply with all Applicable Laws in the use, marketing, distribution and sale of each Product and hold during the Term of this Agreement all applicable licenses, permits and similar authorizations required by any Regulatory Authority for Customer to perform its obligations under this Agreement and to use, have used, market, distribute and sell each Product;

(d) the Customer Provided Materials will be provided to Brammer free and clear of all liens and encumbrances and will be prepared by Customer in accordance with the agreed-upon specifications in the Work Statement;

(e) the Customer Provided Materials, as furnished to Brammer under this Agreement, shall have been used, handled and stored by Customer in conformance with the Material Specifications, Storage Guidelines as set forth in the Product Addendum, all Applicable Laws, and the Quality Agreement prior to delivery to Brammer;

(f) Customer’s specifications for the text (including any trademarks, logos or other graphics) for all packaging material used in connection with Product, and any such packaging material for the Product provided by Customer or its designee, shall be true and accurate in all material respects and comply with all Applicable Laws;

[**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

(h) None of the Customer Provided Materials as furnished by Customer to Brammer under this Agreement, or Customer’s specifications for the packaging material used in connection with Product shall result in any Product being adulterated or misbranded within the meaning of Sections 501 and 502, respectively, of the FD&C Act and any other Applicable Laws;

(i) to the best of Customer’s knowledge, the Customer Provided Materials provided by Customer to Brammer hereunder comply with the applicable Material Safety Data Sheets;

(j) to Customer’s knowledge, the Customer Provided Materials and Customer-Funded Equipment (if provided by Customer to Brammer) will be provided to Brammer by Customer free of contamination by noxious or toxic agents, infectious agents (including any microbiological or viral agents of infection (e.g., bacteria, fungae, mycoplasmas, prions, and viruses)) and/or corrosive agents; and

(k) The execution, delivery and performance of this Agreement by Customer will not violate any agreement or instrument to which Customer is a party.

17.3 EXCEPT AS SET FORTH HEREIN, EACH PARTY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED BY STATUTE, CUSTOM OF THE TRADE OR OTHERWISE, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY WARRANTIES OF TITLE OR NONINFRINGEMENT. ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ANY PERSON OR ENTITY ON BEHALF OF A PARTY, INCLUDING EMPLOYEES OR REPRESENTATIVES OF SUCH PARTY, THAT ARE INCONSISTENT HEREWITH, WILL BE DISREGARDED AND WILL NOT BE BINDING ON SUCH PARTY.

18. Term; Termination; Certain Effects of Termination; Amendment to DMSA Term.

18.1 Term. Unless earlier terminated in accordance with Sections 18.2 and 18.3, the term of this Agreement shall commence on the Effective Date and shall continue until [**] (the “Initial Term”). The Term shall automatically renew for successive three (3) year terms (each a “Renewal Term” and together with the Initial Term, the “Term”) unless Customer notifies Brammer of its intention not to renew no less than [**] prior to the expiration of the Initial Term or any Renewal Term.

18.2 Termination by Customer.

(a) Termination for Convenience. [**]

(b) Clinical Failure. [**]

(c) Failure to Provide the Dedicated Capacity. [**]

18.3 Termination by Either Party.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

(a) Termination by Brammer for Material Breach of Customer. [**]

(b) Termination by Customer for Material Breach of Brammer. [**]

(c) Termination by Insolvency. [**]

18.4 Effect of Termination.

(a) In the event Customer terminates this Agreement pursuant to Section 18.2(a), [**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

(b) In the event Customer terminates this Agreement pursuant to Section 18.2(b), [**]

(c) In the event Customer terminates this Agreement pursuant to Section 18.2(c), [**]

(d) In the event Brammer terminates the Agreement pursuant to Section 18.3(a) or Section 18.3(c), [**]

(e) In the event Customer terminates this Agreement pursuant to Section 18.2(c), Section 18.3(b) or Section 18.3(c), [**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

(f) In addition to the foregoing clauses (a)-(e), in the case of any expiration or termination of this Agreement for any reason, the following will apply:

(i) All licenses or other rights granted to Brammer by the Customer herein will automatically terminate.

(ii) Brammer will, as soon as possible, supply Customer with any and all documentation concerning the Results obtained through the effective date of such expiration or termination.

(iii) The Receiving Party will promptly return to the other all data and documents in any form comprising or containing any Confidential Information of the Disclosing Party, provided that the Receiving Party may retain: (a) one copy of the Disclosing Party’s Confidential Information in secure legal archives for evidentiary purposes only and (b) a copy of computer records or files containing such Confidential Information that have been created pursuant to automatic archiving or back-up procedures that cannot reasonably be deleted (collectively, “Retained Copies”), provided, however, that any such Retained Copies will be kept confidential by the Receiving Party in accordance with the terms and provisions of this Agreement for as long as the Receiving Party is in possession of the Retained Copies.

(iv) Brammer will deliver to Customer at the Delivery Site any and all quantities of Product Manufactured up to the effective date of such expiration or termination, except that Brammer may [**].

(v) [**].

(vi) Brammer will return, ship, or destroy Customer Provided Materials and Product Materials procured according to the Purchase Order at Customer’s direction and sole expense prior to the effective date of such expiration or termination, including expenses relating to shipping costs, return fees to Vendors and any unreimbursed costs on any non-refundable or non-returnable items; provided that Brammer may dispose of Customer Provided Materials in its discretion, and Customer will have no right to the same, in the event Brammer does not receive direction in accordance with this Section 18.4(vi) within [**] of termination or expiration of this Agreement.

(vii) Brammer will return all Customer-Funded Equipment to Customer in a manner reasonably requested by Customer promptly after such termination or expiry of this Agreement.

18.5 Survival. The termination or expiration of this Agreement for any reason will not affect any accrued rights or obligations of either Party as of the effective date of such termination or expiration. The following provisions will survive any expiration or termination of this Agreement: Articles 1, 10, 12, 14, 15, 16, 18, 19, 20, 21, 22, 23, 24, 25, 26, 27 and 28, and Sections 2.1(iv), 4.10, 5.4-5.13, 8.7, 11.1 (solely with respect to the first sentence), 11.2, 11.3, 11.4, 11.8, and 17.3, the provisions of the applicable Quality Agreement, and any other provision in this Agreement or its Appendices and attachments that by its nature and intent should remain valid after the expiration or termination of the Agreement.

19. Force Majeure. Subject to Section 4.3, either Party will be excused from performing its respective obligations under this Agreement, except for any obligation to make an undisputed payment under an issued invoice in accordance with the terms herein, if its performance is delayed or prevented by any event beyond such Party’s reasonable control (each, a “Force Majeure Event”), including acts of God, fire, explosion, weather, disease, war, terrorism, insurrection, civil strife, riots, labor dispute or strike, government action, or

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

a shortage or failure of power outside such Party’s reasonable control, provided that (a) such performance will be excused only to the extent of and during such disability, (b) such performance shall be resumed as soon as practicable after such Force Majeure Event is removed, and (c) financial inability in and of itself will not be a Force Majeure Event. Brammer shall give notice to Customer as soon as practicable after the occurrence of a Force Majeure Event affecting Brammer stating, insofar as then known, the probable extent to which Brammer will be unable to perform and to the extent to which Brammer’s performance will be delayed. Any time specified for completion of performance in the Product Addendum falling due during or subsequent to the occurrence of any or such events will be automatically extended for a period of time reasonably necessary to recover from such disability, provided however that Brammer use Commercially Reasonable Efforts to recover from such disability. The Parties shall, within [**] of the start of such delay, discuss the delay and how best to resolve the matter.

20. Assignment. This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party; provided, however, either Party may, without such consent, assign this Agreement (a) in connection with the transfer or sale of all or substantially all of the assets of such Party to which this Agreement relates or, in the case of Customer, the Product; (b) in the event of the merger, reorganization or consolidation of a Party; or (c) to any Affiliate. Any purported assignment in violation of the preceding sentence will be void. Any permitted assignee will assume all obligations of its assignor under this Agreement, provided however that if either Party assigns this Agreement to an Affiliate, such Party will continue to remain obligated under this Agreement; and, further provided, that, in connection with any assignment to a Third Party described in this Section 20, (i) the assigning Party will provide the other Party with prompt written notice of assignment and (ii) the permitted assignee will assume in writing all obligations of its assignor under this Agreement.

21. Publicity. Except as permitted under Article 10, neither Party will make a press release, announcement or other formal publicity relating to the transactions which are the subject of this Agreement, or any ancillary matter, without first obtaining the prior written consent of the other Party, provided that the foregoing shall not limit or restrict Customer’s ability to make any such press release, announcement or other publicity regarding the Product. To the extent either Party desires to make such a press release, announcement or other formal publicity, such Party will provide a copy of the proposed text thereof to the other Party for its review and approval at least [**] prior to the proposed release. Such other Party may provide specific, reasonable comments on such release, announcement or publicity reasonably in advance of the date of the proposed release, but will not unreasonably withhold or delay its approval to such release, announcement or publicity.

22. Press Releases. The Parties agree that any initial public announcement of the execution of this Agreement will be in the form of a mutual press release to be agreed upon by the Parties; provided, that the Parties will also agree on the timing of such public announcement. After such press release is published, each Party will be entitled to make or publish any public statement consistent with the contents thereof. Except as set forth in the preceding sentence or as permitted under Article 10, no press release, publicity or other form of public written disclosure related to this Agreement will be permitted by either Party unless the other Party has indicated its consent to the form of the release in writing. This Section 22 will not apply to any disclosure that is deemed necessary, in the reasonable judgment of the responsible Party, to comply with national, federal or state laws or regulations.

23. Use of Names. Except as expressly provided herein, neither Party will make use of the name of the other Party in any advertising or promotional material, or otherwise, in connection with this Agreement or any related agreements, without the prior written consent of such other Party.

24. Notices. All notices to be given as required in the Agreement will be in writing and may be delivered by email or delivered personally or mailed either by a reputable overnight carrier with required receipt signature or certified mail, postage prepaid to the Parties at the addresses set forth below or at such

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

other address as either Party may provide by written notice to the other Party in accordance with the provisions of this Section 24. Such notice will be effective: (i) on the date sent, if delivered personally or by email (receipt of which is confirmed); (ii) the date after delivery if sent by overnight carrier; or (iii) on the date received if sent by certified mail.

If to Customer:

Freeline Therapeutics Limited

Attn: [**]

If to Brammer:

Brammer Bio

Attn: [**]

With a copy to (which shall not constitute notice): [**]

25. Choice of Law; Jurisdiction and Venue. This Agreement, and all matters arising directly or indirectly hereunder, will be governed by, and construed in accordance with the laws of the State of New York, without giving effect to its conflict of laws principles. The Parties expressly reject any application to this Agreement of (a) the United Nations Convention on Contracts for the International Sale of Goods; and (b) the 1974 Convention on the Limitation Period in the International Sale of Goods, as amended by that certain Protocol, done at Vienna on April 11, 1980.

26. Waiver/Severability. No waiver of any provision of this Agreement, whether by conduct or otherwise, in any one or more instances will be deemed to be or be construed as a further or continuing waiver of any such provision, or of any other provision or condition of this Agreement. The invalidity of any portion of this Agreement will not affect the validity, force or effect of the remaining portions of this Agreement. If it is ever held that any provision hereunder is too broad to permit enforcement of such provision to its fullest extent, such provision will be enforced to the maximum extent permitted by law.

27. Entire Agreement; Modification/Counterparts. This Agreement, together with the Product Addendum and Appendices attached hereto, the DMSA and the Quality Agreement sets forth the entire agreement between the Parties with respect to the subject matter hereof and as such, supersedes all prior and contemporaneous negotiations, agreements, representations, understandings, and commitments with respect thereto and will take precedence over all terms, conditions and provisions of any purchase order form or form of order acknowledgment or other document purporting to address the same subject matter. This Agreement will not be waived, released, discharged, changed or modified in any manner except by an instrument signed by the duly authorized officers of each of the Parties, which instrument will make specific reference to this Agreement and will express the plan or intention to modify same. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. For purposes of execution, signatures by facsimile, PDF format or other electronic transmission will be deemed to bind each Party as if they were original signatures.

28. Construction. Except where the context otherwise requires, wherever used, the singular will include the plural, the plural the singular, the use of any gender will be applicable to all genders and the word

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

“or” is used in the inclusive sense (and/or). The headings and captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “Agreement”, “hereof”, “herein” and “hereunder” as used herein will mean this Agreement, the Product Addendum, and Appendices attached hereto as a whole and not to any particular provision of this Agreement. All Appendices annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Appendix but not otherwise defined therein, shall have the meaning as defined in this Agreement. The term “including” as used herein will mean including, without limiting the generality of any description preceding such term. The term “day” shall mean a calendar day. The language of this Agreement will be deemed to be the language mutually chosen by the Parties and no rule of strict construction will be applied against either Party hereto. The terms “Work Order” and “Work Statement” are used interchangeably herein. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.

[Signature Page Follows]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date by their duly authorized representatives.

BRAMMER BIO MA, LLC		FREELINE THERAPEUTICS LIMITED

By:	[**]	By:	[**]
Name:	[**]	Name:	[**]
Title:	[**]	Title:	[**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

APPENDIX A

Product Addendum

This Product Addendum is entered into on June 30, 2020, by and between Freeline Therapeutics Limited (“Customer”) and Brammer Bio MA, LLC (“Brammer”) pursuant to that Dedicated Manufacturing and Commercial Supply Agreement dated June 26, 2020.

WHEREAS, Customer and Brammer are Parties to that certain Dedicated Manufacturing and Commercial Supply Agreement effective as of June 30, 2020 (the “Agreement”), pursuant to which Brammer manufactures and supplies Product to Customer for clinical trial and commercialization purposes;

WHEREAS, the Parties agreed that in connection with such manufacture and supply, Customer and Brammer would enter into a Product Addendum that would detail the specific manufacturing and supply activities to be conducted for each Product;

WHEREAS, the Parties desire to enter into this Product Addendum specifically as to the Product identified herein; and

WHEREAS, unless otherwise specified below, this Product Addendum is governed by the terms and conditions of the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Parties agree as follows:

1.	Definitions

Capitalized terms which are not defined herein shall have the meaning ascribed to such terms in the Agreement.

2.	Incorporation of Terms; Conflict with Agreement

This Product Addendum is entered into between Customer and Brammer pursuant to, and in accordance with, the terms of the Agreement, which is hereby incorporated by reference into this Product Addendum, amended only to the extent specified below. To the extent there are any inconsistencies or conflicts between this Product Addendum and the Agreement, the Agreement shall control unless otherwise expressly agreed to in writing by the Parties or otherwise expressly set forth below.

3.	Term

This Product Addendum will be effective during the Term of the Agreement, unless earlier terminated in accordance with the Agreement.

4.	Scope

Subject to the terms and conditions of the Agreement, Brammer shall Manufacture the Product identified below under the additional terms and conditions identified below:

[**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

IN WITNESS WHEREOF, the Parties have caused this Product Addendum to be executed by their respective duly authorized representatives as of the date first above written.

[**]

BRAMMER BIO MA, LLC		FREELINE THERAPEUTICS LIMITED

By:	[**]	By:	[**]
Name:	[**]	Name::	[**]
Title:	[**]	Title:	[**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

Exhibit 1 to Product Addendum

Manufacturing Steps

[**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

Exhibit 2 to Product Addendum

Pricing and Payment Terms

[**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

SCHEDULE I TO EXHIBIT 2 OF PRODUCT ADDENDUM: ANALYTICAL METHODS AND TESTING

[**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

SCHEDULE II TO EXHIBIT 2 OF PRODUCT ADDENDUM: STABILITY STUDIES

[**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

Exhibit 3 to Product Addendum

[**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

APPENDIX B

FORM OF LETTER AUTHORIZING CROSS-REFERENCING

[Brammer Bio letterhead]

[Date]

[To be addressed to applicable Regulatory Authority holding Customer regulatory submission]1

RE: Right of Reference to [identify Brammer regulatory submission]

Dear Sir/Madam:

Brammer Bio MA, LLC, the sponsor of [Brammer regulatory submission], has granted CUSTOMER and its successors and assigns, the right to reference and rely upon all information and data contained in [Brammer regulatory submission] in support of CUSTOMER [identify CUSTOMER regulatory submission].

By this letter, Brammer hereby authorizes the Food and Drug Administration [or Other Regulatory Authority] to cross-reference Brammer’s [Brammer regulatory submission] in its review of CUSTOMER [identify Customer regulatory submission] for the purpose described above.

Please contact [name and telephone number] if you have you any questions regarding this right of reference.

Sincerely,

[Brammer signatory]
Title:

cc: [Name, Title]

CUSTOMER ADDRESS

[1]	If any such letter is to be delivered to a regulatory authority other than the FDA, the Parties acknowledge that appropriate modifications to this form will be necessary.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

APPENDIX C

DEDICATED CAPACITY AND PURCHASE OF PRODUCT

Capacity Access Fee

In connection with performing the Services, Brammer shall utilize an [**] bioreactor and associated drug substance processing equipment in one, single cGMP Suite reserved for Dedicated Capacity at the Facilities. Subject to the terms and conditions in this Agreement, during the Term, the Dedicated Capacity shall be, beginning on [**] subject to an annual Capacity Access Fee of [**].

The Capacity Access Fee will be [**].

Payment Terms

In consideration for the reservation of the Dedicated Capacity and the resources being applied to establish such Dedicated Capacity, Customer has made an advanced, non-refundable payment of [**] (“Advanced Payment”) as follows: [**] The total Advanced Payment amount of [**] will be credited against each quarterly Capacity Access Fee beginning [**] at the rate of [**] .

Equipment for Dedicated Capacity

As of the Effective Date, Brammer has procured, funded and qualified all necessary equipment for Dedicated Capacity, including all equipment necessary to Manufacture the Drug Substance and Drug Product. [**]. Additional equipment can be procured, qualified and maintained by Brammer, at Customer’s sole election, as Customer-Funded Equipment and, subject to the foregoing [**] credit, invoiced to Customer as a Pass-Through Cost under the Product Addendum. Any equipment funded by Customer shall be returned to Customer upon expiration or termination of this Agreement.

Minimum and Maximum Number of Batch Starts per annum

All references in the Agreement to the Minimum and Maximum Purchase Commitments shall be read to mean the annual minimum and maximum number of Drug Substance Batches produced in the Dedicated Capacity as set forth below and assumes level-loading of demand. (It being understood that the Dedicated Capacity shall be capable of Manufacturing the Maximum Purchase Commitments each Calendar Year).

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

Minimum Batches of Drug Substance Annually	Maximum Batches of Drug Substance Annually
[**]	[**]

*The amount will be prorated if there is a partial final Calendar Year at termination of the Agreement.

**This number assumes that [**] cell culture and AAV purification would be accommodated in the same GMP Suite. Should Customer require more than [**] Batches of Drug Substance annually, assuming level-loading of demand, Brammer will use Commercially Reasonable Efforts to accommodate the increase (at additional costs to be jointly agreed upon by the Parties).

Batch Pricing

All references in the Agreement to the Batch Pricing shall be read to mean the amount set forth below.

Drug Substance Batch Price
[**]

The Batch Pricing covers only the value of the Services and does not include Pass-Through Costs.

[**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

APPENDIX D

CHANGE ORDER TEMPLATE

Attachment 1 to Change Order X

to Product Addendum x

to Development and Manufacturing Services Agreement Dated XX

Change Order X

to Purchase Order x to Development and Dedicated Manufacturing and Commercial Supply Agreement Dated XX

This Change Order Number 1 to Product Addendum No.:          (“Change Order 1”) is made effective as of                         , (the “Effective Date”) by and between Freeline Therapeutics Limited (“CUSTOMER”) and Brammer Bio MA, LLC (“Brammer”) and constitutes a “Work Statement” under that certain Dedicated Manufacturing and Commercial Supply Agreement by and between the Parties, dated                              (the “Agreement”), and in particular, Purchase Order No.:              dated                              .

This Change Order 1 and the Services contemplated herein are subject to the terms and conditions of the Agreement. Capitalized terms not otherwise defined in this Change Order 1 shall have the meaning ascribed to such terms in the Agreement. To the extent any terms or provisions of this Change Order 1 conflict with the terms and provisions of the Agreement, the terms and provisions of the Agreement shall control.

The Parties hereby agree to make changes to the Services and terms only as follows:

Description of Change(s) and Assumptions:

The Services as set forth in the Agreement of Purchase Order No.: ___ of the Agreement are hereby amended to include the additional Services set forth in Attachment 1 of this Change Order 1.

IN WITNESS WHEREOF, the Parties hereto have caused this Change Order No. 1 to be executed as of the Effective Date by their duly authorized representatives.

BRAMMER BIO MA, LLC	FREELINE THERAPEUTICS LIMITED

By:	By:

Name:	Name:

Title:	Title:

[Attachment 1 to Changer Order X is attached to the Changer order]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

APPENDIX E

FORM OF QUALITY AGREEMENT

[**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

APPENDIX F

BRAMMER MARKS

[**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

APPENDIX G

[Intentionally Omitted]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if disclosed.

APPENDIX H

RESERVED PRODUCTS

[**]